Exhibit 10.1
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT, dated as of November 30, 2006 (the “Effective Date”), is made by and among LEAR CORPORATION, a Delaware corporation (“Lear”), INTERNATIONAL AUTOMOTIVE COMPONENTS GROUP NORTH AMERICA, INC., a Delaware corporation (the “Company”), WL ROSS & CO. LLC, a Delaware limited liability company (“WL Ross”), FRANKLIN MUTUAL ADVISERS, LLC (“Franklin”), and INTERNATIONAL AUTOMOTIVE COMPONENTS GROUP NORTH AMERICA, LLC, a Delaware limited liability company (“IACNA”). WL Ross, Franklin and IACNA have entered into this Agreement solely for purposes of agreeing to be bound by the provisions of Section 6.20 below. Each of Lear and the Company may hereafter be referred to as a “party” or collectively as “parties.”
RECITALS
     A. The Asset Sellers (as hereinafter defined) and the Sale Companies (as hereinafter defined) are engaged in the research, development, engineering, design, manufacturing, distributing, marketing and selling of automotive interiors components to customers in North America.
     B. The Asset Sellers desire to transfer, sell, convey, assign and deliver to the Company, and the Company desires to purchase and accept from the Asset Sellers, the Purchased Assets (as hereinafter defined), and the Stock Sellers (as hereinafter defined) desire to sell to the Company and the Company desires to purchase, the Holding Company Shares (as hereinafter defined), in each case, on the terms and subject to the conditions of this Agreement.
     C. The Asset Sellers desire to assign to the Company, and the Company is willing to assume, the Specified Liabilities (as hereinafter defined) on the terms and subject to the conditions of this Agreement.
     D. Lear and the Company desire that the foregoing transactions be completed on such terms and subject to such conditions and, together with the other, wish to make certain representations, warranties and covenants in connection therewith.
AGREEMENT
     Now, therefore, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. In addition to the terms defined elsewhere herein, the following terms, as used herein, have the following meanings when used herein with initial capital letters:
     “Accounting Firm” means Deloitte & Touche LLP, or such other firm as may be agreed in writing by the Company and Lear.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person on or after the date of this Agreement. For the purposes of this Agreement, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Affiliate Loans” means (i) a loan from WL Ross (or one or more of its Affiliates) to the Company in the principal amount of $33,333,333 on the terms and conditions set forth in the applicable Promissory Note and (ii) a loan from Franklin (or one or more of its Affiliates) to the Company in the principal amount of $16,666,667 on the terms and conditions set forth in the applicable Promissory Note.
     “Agreement” means this Asset Purchase Agreement, as the same may be amended from time to time in accordance with the terms hereof.
     “Ancillary Agreements” means (i) the Transition Services Agreement; (ii) the Promissory Notes; (iii) the Intellectual Property Transfer and License Agreement; (iv) the LLC Agreement; (v) the Registration Rights Agreement; (vi) the Supply Agreement; (vii) the Asian Joint Venture Agreement; (viii) the Facility Leases; and (ix) all other instruments, deeds, assignments, assumptions, certificates, bills of sale and other agreements entered into by a Lear Company, WL Ross, Franklin, the Company or IACNA (or any of them or any of their Affiliates) in connection with the consummation of the transactions contemplated by this Agreement.
     “Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, the Competition Act (Canada), the Mexican Federal Economic Competition Law and regulations promulgated thereunder and any other statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate action having the purpose or effect of monopolization or restraint of trade.
     “Asian Joint Venture” means a limited liability company established to hold assets directly related to Lear’s existing interiors business with Asian customers, as more specifically described on Schedule 1.1.1.
     “Asian Joint Venture Agreement” means a limited liability company agreement between a Subsidiary of Lear, WL Ross and Franklin relating to the Asian Joint Venture, such agreement to be consistent with the terms set forth on Schedule 1.1.1.
     “Asset Sellers” means Lear and any of its Affiliates that hold the Purchased Assets immediately prior to the Closing, including any Subsidiary that Lear forms prior to the Closing to hold the Purchased Assets in furtherance of the transactions contemplated by this Agreement.
     “Assumed Employee Liabilities” means all Liabilities arising in the Ordinary Course of Business for the payment of employee wages or salaries, bonuses, commissions, vacation pay for the period from the date that is 12 months prior to the Closing Date through the Closing, sick pay, payroll and employer related withholding and tax and social security obligations, but excluding any other liabilities or obligations arising under any Benefit Plan.
Purchase Agreement

     “Balance Sheet” means the unaudited consolidated balance sheet for the Business, including the Sale Companies, as of the Balance Sheet Date.
     “Balance Sheet Date” means September 30, 2006.
     “Benefit Plans” means any employee benefit plan, program, scheme, policy, obligation, arrangement or customary practice, whether written or unwritten, owed, adopted or followed by a Lear Company or any ERISA Affiliate, to provide benefits to current or former officers, directors, Employees of the Business, or a Lear Company or ERISA Affiliate in connection with the Business, including without limitation, an “employee benefit plan” within the meaning of ERISA Section 3(3), any deferred compensation plan, material fringe benefit plan or program, bonus or incentive plan, stock option, stock purchase, restricted stock, stock bonus, phantom stock or stock appreciation plan or arrangement or stock related award, vacation pay, bonus program, service award, moving expense, deferred bonus plan, severance plan or arrangement, salary reduction agreement, change-in-control agreement, employment agreement or consulting agreement, compensation or separation, whether or not insured or funded, which in all cases, is sponsored or maintained, contributed to, or required to be contributed to, by a Lear Company or an ERISA Affiliate for the benefit of, or as to which a Lear Company or an ERISA Affiliate has any actual or contingent liability with respect, current or former Employees, officers or directors of the Business or a Lear Company or an ERISA Affiliate in connection with the Business.
     “Business” means the business and operations comprising Lear’s North American Interior Systems Division (consisting of instrument panels, headliners, cockpits, flooring, acoustics, door panels, blow molding and other miscellaneous automotive plastic parts) as of the Closing Date, but excluding those operations listed on Schedule 1.1.2 attached hereto.
     “Business Day” means a day that is not a Saturday, Sunday or a day on which commercial banking institutions located in New York City are authorized or required to close.
     “Business IP” means any Intellectual Property Right which relates primarily to the Business.
     “Business IP Agreements” means (i) licenses of Intellectual Property by a Sale Company to a third party, (ii) licenses of Intellectual Property by any third party to a Sale Company in connection with the Business, other than nonexclusive object code licenses of commercially available software, (iii) agreements between any Sale Company and any third party relating to the development or use of Intellectual Property or the development or transmission of data, and (iv) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of the Owned Intellectual Property.
     “Canadian Holding Company” means the Delaware corporation to be formed by the Lear Companies pursuant to the Reorganization, which, as of the Closing Date, shall own, directly or indirectly, all of the issued and outstanding shares or other equity ownership interests of the Canadian Subsidiaries.
     “Canadian Subsidiaries” means the Canadian entities formed pursuant to the Reorganization to hold, as of the Closing Date, the assets owned by the Current Canadian Subsidiaries and used primarily in the Business.
     “Closing Net Working Capital” means the Net Working Capital as of the Closing Date, determined pursuant to the procedures set forth in Section 2.5.
Purchase Agreement

     “Closing Tooling Net Assets” means the Tooling and Engineering Net Assets included in the Purchased Assets and the Sale Companies as of the Closing Date.
     “Code” means the U.S. Internal Revenue Code of 1986, as amended.
     “Contracts” means purchase orders, sales agreements, service contracts, distribution agreements, leases, licenses, product warranty or service agreements, and other commitments, agreements, and undertakings binding upon a Person.
     “Current Assets” means all accounts receivable, inventory and prepaid expenses to non-affiliated third parties, (including all inter-company trade accounts receivable between two or more Lear Companies (with respect to the Business), but excluding all other inter-company receivables between two or more Lear Companies (with respect to the Business)) and excluding the assets described in clause (i) of the definition of Tooling and Engineering Net Assets.
     “Current Canadian Subsidiaries” means Lear Canada Investments, Ltd., Lear Corporation Canada, Ltd. and Lear Canada.
     “Current Liabilities” means all accounts payable and accrued expenses (including all inter-company trade accounts payable between two or more Lear Companies (with respect to the Business), but excluding all other inter-company payables between two or more Lear Companies (with respect to the Business)), excluding all accrued Income Taxes of any Lear Company and Transfer Taxes as defined in Section 6.14(g) and excluding the liabilities described in clause (ii) of the definition of Tooling and Engineering Net Assets.
     “Current Mexican Subsidiaries” means Lear Corporation Mexico, S. de R.L. de C.V., Lear Electrical Systems de Mexico, S. de R.L. de C.V., Consorcio Industrial Mexicano de Autopartes, S.A. de C.V. and Lear Corporation Silao, S.A. de C.V.
     “Current Subsidiaries” means the Current Canadian Subsidiaries and the Current Mexican Subsidiaries.
     “Customer Contract” means all Contracts between a Lear Company and a customer of the Business in connection with the Business.
     “Employees” means all current and former employees of the Asset Sellers and the Current Subsidiaries (to the extent employed primarily in connection with the Business) and all current or former employees of the Sale Companies, other than the Excluded Employees.
     “ERISA Affiliate” means any Person that, together with the Asset Sellers, would be treated as a single employer under Section 414 of the Code.
     “Excluded Assets” means the following assets of the Asset Sellers:
     (i) all cash, cash equivalents (including marketable securities), bank accounts and bank deposits (other than rent deposits in respect of any leasehold Real Property);
     (ii) all prepaid Income Taxes and claims or rights to refunds for any Income Taxes for which the relevant Asset Seller either is or may be liable, together with
Purchase Agreement

any net operating losses or future tax benefits relating thereto that the relevant Asset Seller is or may be entitled to;
     (iii) all pension or retirement plan assets of the relevant Asset Seller under any Benefit Plan of any Lear Company with respect to any Employee;
     (iv) all corporate minute books and stock transfer books, corporate seals, books of account, financial records, Tax Returns, Tax files and related Tax work papers and all documents prepared in connection with the transactions contemplated by this Agreement, whether in hard copy or electronic format (collectively, the “Excluded Records”), provided that the Company shall receive copies of the books of accounts and financial records included in the Excluded Records;
     (v) all rights of the relevant Asset Seller pertaining to any causes of action, lawsuits, judgments, claims, demands, counterclaims, set-offs or defenses that the relevant Asset Seller may have with respect to the Retained Liabilities, any of the Excluded Assets, this Agreement and/or any of the Ancillary Agreements;
     (vi) the Retained Names, other than the rights to use any such Retained Name or other right pursuant to the Intellectual Property Transfer and License Agreement and pursuant to Section 6.15;
     (vii) any equity interest in any Lear Company other than the Sale Companies;
     (viii) all Intellectual Property Rights owned or licensed by the relevant Asset Seller other than the Lear Business IP and the Business IP Agreements, except to the extent set forth in the Intellectual Property Transfer and License Agreement;
     (ix) all policies of insurance and all proceeds therefrom to the extent related to any Excluded Liability;
     (x) all assets of the Business sold or otherwise disposed of in the Ordinary Course of Business during the period from the Effective Date until the close of business on the Closing Date not in violation of any Asset Seller’s obligations under this Agreement;
     (xi) all accounts receivable (including all inter-company non-trade receivables) and prepaid expenses to the extent not reflected in the calculation of the Closing Net Working Capital;
     (xii) all assets set forth in Schedule 1.1.3; and
     (xiii) all other assets of the relevant Asset Seller that are not primarily used in the Business and all rights arising from any of those assets.
     “Excluded Employees” means those persons listed in Schedule 1.1.4.
     “Facility Leases” means the lease(s) for the facilities described in Section 6.18, the material terms of which are set forth on Exhibit A hereto.
Purchase Agreement

     “Financial Statements” means (i) the Balance Sheet and (ii) the related unaudited consolidated statements of income for the Business for the nine months ended on the Balance Sheet Date, attached hereto as Schedule 1.1.5.
     “GAAP” means generally accepted accounting principles, as in effect in the United States on the date of this Agreement, consistently applied in accordance with the past practice of the Business.
     “Governmental Authority” means any governmental or regulatory agency, authority, bureau, commission, department, official or similar body or instrumentality, or any governmental court, arbitral tribunal or other body administering dispute resolution or judicial or quasi-judicial authority.
     “Holding Companies” means the Canadian Holding Company and the Mexican Holding Company.
     “Holding Company Shares” means all of the issued and outstanding shares or other equity ownership interests of the Mexican Holding Company and the Canadian Holding Company.
     “Income Taxes” means any Tax imposed on, or measured by, net income or net worth (including any penalties or interest or other additional amounts imposed thereon).
     “Income Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Income Taxes of any party or the administration of any Laws or administrative requirements relating to any Income Taxes.
     “Indebtedness” means indebtedness for borrowed money or capitalized lease obligations, whether or not pursuant to a written Contract, and all obligations to guarantee or collateralize any such indebtedness or obligation of any Affiliate.
     “Intellectual Property Transfer and License Agreement” means the Intellectual Property Transfer and License Agreement in the form of Exhibit B.
     “Intellectual Property Right” means any trademark, service mark, trade name, product designation, logo, slogan, invention, patent, trade secret, copyright, know-how, proprietary design or process, computer software and database, Internet address or domain name (including any registrations or applications for registration or renewal of any of the foregoing), research in progress, or any other similar type of proprietary intellectual property right.
     “IRS” means the U.S. Internal Revenue Service or any successor agency and, to the extent relevant, the U.S. Department of Treasury.
     “Knowledge of Lear”, or words of similar import, means the actual knowledge of Roger Jackson, Douglas DelGrosso, Daniel Ninivaggi, Joseph Zimmer, James Kamsickas, Jeff Vanneste, Earl La Fontaine (with respect to intellectual property matters) or Bill Brockhaus (as to the Current Mexican Subsidiaries), collectively.
Purchase Agreement

     “Knowledge of the Company”, or words of similar import, means the actual knowledge of Wilbur Ross, Patrick Machir or Stephen Toy, collectively.
     “Law” means any U.S. or non-U.S. federal, state or local statute, law, rule, regulation, ordinance, code, permit, license, policy or rule of common law.
     “Lear Business IP” means all Business IP owned or controlled by Lear or any Lear Affiliate (other than the Sale Companies).
     “Lear Company” means Lear or one of its controlled Affiliates (including, for the avoidance of doubt, the Sale Companies).
     “Lear IP Agreements” means (a) licenses of Business IP by Lear or any Lear Affiliate (other than the Sale Companies) to any third party, (b) licenses of Business IP by any third party to Lear or any Lear Affiliate (other than the Sale Companies), (c) agreements between Lear or any Lear Affiliate and any third party relating to the development or use of Business IP, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of the Lear Business IP.
     “Liability” means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.
     “LLC Agreement” means the limited liability company agreement of IACNA, the form of which is attached hereto as Exhibit C.
     “Material Adverse Effect” means one or more events, occurrences, developments or circumstances that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the assets, business, financial condition, prospects or results of operations of the Business, as applicable (taken as a whole), excluding, in each case, any such effect resulting from or arising out of (i) changes or conditions generally affecting the automotive industry in North America or the industry sectors that include the Business that do not have a disproportionate effect on the Business relative to the competitors of the Business, (ii) the execution or performance of this Agreement or the announcement thereof, (iii) changes in financial markets or changes in the economies of Canada, Mexico or the United States, (iv) changes arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which Lear or the Company, as applicable, has consented, or (v) changes in Laws after the date hereof.
     “Mexican Holding Company” means the Delaware corporation to be formed by the Lear Companies pursuant to the Reorganization, which, as of the Closing Date, shall own, directly or indirectly, all of the issued and outstanding shares or other equity ownership interests of the Mexican Subsidiaries.
     “Mexican Subsidiaries” means Consorcio Industrial Mexicano de Autopartes, S.A. de C.V. and/or Lear Corporation Silao, S.A. de C.V. and/or one or more Mexican entities formed
Purchase Agreement

pursuant to the Reorganization to hold, as of the Closing Date, the assets owned by the Current Mexican Subsidiaries and used primarily in the Business.
     “Net Working Capital” means the remainder of (i) the consolidated Current Assets of the Sale Companies and the Current Assets included in the Purchased Assets, minus (ii) the consolidated Current Liabilities of the Sale Companies and the Asset Sellers, excluding any Retained Sale Company Liabilities and Retained Liabilities.
     “Order” means any judgment, injunction, judicial or administrative order or decree.
     “Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person, consistent in all material respects with such Person’s past practice and custom.
     “Owned Intellectual Property” means Business IP owned by a Sale Company.
     “Permit” means all permits, licenses, franchises and other federal, state, local and foreign governmental approvals and authorizations.
     “Permitted Lien” means (i) Liens of landlords pursuant to Purchased Contracts, mechanics’, workmen’s, carriers’ repairmen’s, retention of title or other like Liens arising or incurred in the Ordinary Course of Business in respect of obligations that are not overdue or which are being contested in good faith (provided that such contested obligations are not material in amount), (ii) statutory liens for Taxes, assessments and other similar governmental charges that are not overdue or Liens required to maintain or comply with the terms of any currently active Tax Incentives, (iii) Liens that arise under zoning, land use and other similar imperfections of title that arise in the Ordinary Course of Business and that, in the aggregate, do not materially affect the value, use or marketability of the property subject thereto, (iv) other Liens on assets that do not materially affect the value, use or marketability of the assets subject thereto, and (v) Liens created by the Company or IACNA. Any statutory lien arising under Sections 302 or 4068 of ERISA or Section 412 of the Code with respect to any Benefit Plan in favor of such plan or PBGC shall not be a Permitted Lien.
     “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization or Governmental Authority.
     “Post-Closing Tax Period” means any Tax period beginning after the Closing Date.
     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
     “Promissory Notes” means the Promissory Notes by the Company to each of WL Ross and Franklin evidencing their respective Affiliate Loans in the form attached hereto as Exhibit D.
     “Purchased Assets” means all of each Asset Seller’s right, title and interest in the assets, properties, rights, contracts, interests, claims and operations, wherever located, whether tangible or intangible, real or personal, that are owned by, leased by or in the possession or control of such Asset Seller and used primarily in the Business, other than the Excluded Assets, including:
     (i) all raw materials and inventories, wherever located, owned or maintained by the relevant Asset Seller, including inventories of warehoused stock,
Purchase Agreement

finished product, work-in progress, raw and pack materials, stores and supplies to the extent relating primarily to the Business;
     (ii) the freehold, leasehold and other interests in the real property that are listed or required to be listed in Schedule 4.14, together with all right, title and interest of the relevant Asset Seller in all buildings, improvements, fixtures and other appurtenances thereto (the “Real Property”);
     (iii) the machinery, tooling, equipment, furniture, computers and other tangible personal property used primarily in the Business;
     (iv) the accounts receivable and prepaid expenses arising out of or relating primarily to the Business to the extent reflected in the calculation of the Closing Net Working Capital (including all inter-company trade accounts receivable between an Asset Seller or a Sale Company and Lear or any of Lear’s Subsidiaries) and the assets described in clause (i) of the definition of Tooling and Engineering Net Assets;
     (v) the Customer Contracts and all other contracts of the relevant Asset Seller relating primarily to the Business, including the Lear IP Agreements (the “Purchased Contracts”);
     (vi) all Lear Business IP as set forth in the Intellectual Property Transfer and License Agreement;
     (vii) the goodwill, to the extent generated by and associated with the Business;
     (viii) the books and records of the relevant Asset Seller relating primarily to the Business, including the books of account, tax, general, financial, accounting and personnel records as legally permissible, files, invoices, client (current and prospective) and supplier lists, business plans, marketing studies and other written information, other than the Excluded Records;
     (ix) all Permits relating to, or required for, the Business, to the extent transferable under their terms and applicable Laws;
     (x) the assets reflected as such in the Financial Statements and any similar assets acquired between the date thereof and the Closing Date (including all rent deposits in respect of leasehold Real Property);
     (xi) all proceeds received or receivable by the relevant Asset Seller under any insurance policy to the extent related to any Assumed Liability;
     (xii) all claims, rights and causes of action that may arise under any Purchased Contract or the conduct of the Business (other than any claims, rights and causes of actions to the extent related to a Retained Liability or an Excluded Asset); and
     (xiii) all other assets of the relevant Asset Seller that are primarily used in the Business, and all rights arising from any of those assets.
Purchase Agreement

     “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name register.
     “Registration Rights Agreement” means the registration rights agreement, the form of which is attached hereto as Exhibit E.
     “Relevant Lear Company” means Lear, each Asset Seller, each Current Subsidiary and each Stock Seller.
     “Retained Names” means the “Lear” name, all variations, derivations and graphical representations thereof and all trademarks, service marks, trade names, or related corporate names and all domain names and Interest addresses that include the name “Lear.”
     “Sale Companies” means the Holding Companies, the Canadian Subsidiaries and the Mexican Subsidiaries.
     “Sale Companies Adjustment” means (a) the sum of the cash and cash equivalents and the amount of inter-company receivables due to the Sale Companies from Lear or any of Lear’s Subsidiaries at Closing (excluding any such inter-company accounts receivable that are trade accounts receivable) minus (b) the amount of inter-company payables due to Lear or any of Lear’s Subsidiaries from the Sale Companies at Closing (excluding any such inter-company accounts payable that are trade accounts payable), all as determined without regard to the Mexican Tax Reimbursement, including the payments and obligations related thereto.
     “Specified Liabilities” means all Liabilities of the Asset Sellers or the Sale Companies, as the case may be, arising out of or relating to the ownership of the Purchased Assets (in the case of the Asset Sellers) or the operation of the Business prior to or following the Closing in the following categories of Liabilities: product warranty, product liability, litigation and environmental, excluding, however, any Liabilities (i) arising from criminal acts by or attributable to Lear or any of its Affiliates or (ii) incurred other than in the Ordinary Course of Business of the applicable Lear Company.
     “Stock Sellers” means the Lear Companies that hold the Holding Company Shares immediately prior to the Closing.
     “Subsidiary” means, with respect to any Person, (i) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.
     “Subsidiary Shares” means all of the issued and outstanding shares or other equity ownership interests in the Mexican Subsidiaries and the Canadian Subsidiaries.
     “Supply Agreement” means one or more supply agreements between Lear and the Company, the material terms of which are summarized in Exhibit F attached hereto.
Purchase Agreement

     “Target Net Working Capital” means $48.5 Million.
     “Target Tooling Net Assets” means $110 Million.
     “Tax” means (i) any foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not, (ii) any liability for the payment of any amounts of any of the foregoing as a result of being a member of an affiliated, consolidated, combined, unitary or similar group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (iii) any liability for the payment of any amounts as a result of being a party to any tax sharing agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing as a result of any express or implied obligation to indemnify any other Person, and (iv) any liability for the payment of any of the foregoing types as a successor or transferee.
     “Taxing Authority” means any Governmental Authority responsible for the imposition, administration or collection of any Tax.
     “Third-Party Claim” means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement or who or which is not an Affiliate of any party to this Agreement.
     “Tooling and Engineering Net Assets” means (i) engineering and tooling costs that are lump sum payable by the customer and capitalized engineering and tooling costs and gains that will be amortized following the date of determination, less (ii) divisional accounts payable related to the Business recorded at the Dearborn, Michigan Division Office.
     “Transaction Documents” means this Agreement and the Ancillary Agreements.
     “Transition Services Agreement” means the transition services agreement, the form of which is attached hereto as Exhibit G.
     “Transferred Employees” means those Employees (including those on short-term disability or long-term disability) who immediately prior to the Closing Date are employed by the Sale Companies, other than Excluded Employees.
     1.2 Other Defined Terms. In addition, the following terms used herein with initial capital letters will have the meanings specified on the following pages:

AAA	60
Acquisition Proposal	41
Assumed Liabilities	13
Business Day	61
Business Permits	27
Canadian Commissioner	17
Canadian Competition Act	17
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Check the Box Election	44
Closing	19
Closing Date	19
Company	1
Company Indemnified Party	56
Damages	56
Direct Claim	57
Dispute	59
Dispute Notice	16
Effective Date	1
Employee Benefit Plans	50
Environmental Laws	28
Estimated Closing Tooling Net Assets	16
Excluded Records	5
Foreign Company Plan	51
Franklin	1
Hired Employees	52
IACNA	1
Indemnified Party	56
Indemnifying Party	56
Initial Valuation Report	15
IRCA	30
ISD Sale	41
Lear	1
Lear Calculation	16
Lear Change in Control Transaction	41
Lear Indemnified Party	56
Lear Material Contract	25
Lear Significant Customers	31
Lear Significant Suppliers	31
Mexican Tax Reimbursement	43
Non-Compliance Event	46
Post-Closing Straddle Period	43
Pre-Closing Period Tax Matter	45
Pre-Closing Straddle Period	43
Property Agreements	27
Purchase Price	15
Real Property	8
Records	39
Reorganization	49
Retained Liabilities	13
Retained Sale Company Liabilities	15
Straddle Period	43
Straddle Period Tax Matter	45
Tax Incentives	44
Termination Date	20
Transfer	13
Transfer Taxes	44
U.S. Company Employees	52
U.S. Employee Benefit Plans	52
WARN	30
WC Resolution Period	16
Purchase Agreement

ARTICLE II
TRANSFER OF ASSETS AND SALE COMPANIES
     2.1 Purchased Assets.
          (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Lear will and will cause each other Asset Seller to sell, transfer, convey, assign and deliver (“Transfer”) and the Company will purchase and accept, free and clear of Liens (other than Permitted Liens) all of such Asset Seller’s right, title and interest in the Purchased Assets.
          (b) In confirmation of the foregoing sale, assignment and transfer, Lear will, and will cause the other Asset Sellers to, and the Company will, execute and deliver at the Closing such bills of sale and other instruments of assignment and transfer as the Company or Lear may reasonably deem necessary or desirable.
          (c) Notwithstanding anything to the contrary in this Agreement, the Excluded Assets are being retained by the Asset Sellers and will not be included in the Purchased Assets.
     2.2 Liabilities Assumed by the Company.
          (a) At the Closing, the Company will assume as of the Closing Date, and will subsequently pay, honor and discharge when due and payable and otherwise in accordance with their terms, all of the following Liabilities of the Asset Sellers (other than any such Liabilities which are specifically set forth in Section 2.2(b)) (collectively, the “Assumed Liabilities”):
          (i) all Current Liabilities of the Asset Sellers, to the extent included in the calculation of the Closing Net Working Capital;
          (ii) all Specified Liabilities of the Asset Sellers;
          (iii) all Liabilities of the Asset Sellers under the executory portion of the Purchased Contracts, excluding (A) any of such Purchased Contracts that contain a non-competition, exclusivity or similar restrictive covenant limiting the rights of an Asset Seller to fully conduct any business or activity after the Closing (other than any such Purchased Contracts that contain such restrictions related to product development activities) and (B) Liabilities arising from the breach of any such Purchased Contracts prior to the Closing;
          (iv) all Assumed Employee Liabilities of the Asset Sellers relating to Hired Employees;
          (v) all Liabilities for Transfer Taxes of the Asset Sellers to the extent set forth in Section 6.14; and
          (vi) all divisional accounts payable related to the Business to the extent included in the calculation of Tooling and Engineering Net Assets.
          (b) Except for the Assumed Liabilities specifically identified in Section 2.2, each Asset Seller shall retain and subsequently pay, honor and discharge when due and payable all other Liabilities of such Asset Seller (the “Retained Liabilities”), including the following Liabilities:
          (i) all Liabilities of such Asset Seller to the extent attributable to any of the Excluded Assets (irrespective of whether such obligations or liabilities arise before, on or after the Closing Date);
          (ii) all Liabilities of such Asset Seller with respect to any employee of such Asset Seller who is not a Hired Employee;
          (iii) all Liabilities for any legal, accounting, investment banking, brokerage or similar fees or expenses incurred by such Asset Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement;
          (iv) all Liabilities of such Asset Seller relating to, resulting from or arising out of the failure of such Asset Seller to perform or discharge any of its agreements contained in this Agreement;
          (v) all Liabilities for Income Taxes of such Asset Seller to the extent arising out of the conduct of the Business prior to and including the Closing;
          (vi) all Liabilities of such Asset Seller under any Contracts to the extent not assumed under Section 2.2(a)(iii);
          (vii) all Liabilities of such Asset Seller incurred by or accruing to such Asset Seller after the Closing Date that is not an Assumed Liability;
          (viii) all Liabilities of such Asset Seller that were required to be reflected on the Balance Sheet under GAAP and were not so reflected;
          (ix) all Indebtedness of such Asset Seller; and
          (x) all Liabilities arising under any Benefit Plan.
          (c) In furtherance of the foregoing, the Company will execute and deliver at the Closing all instruments of assumption as Lear may reasonably deem necessary or desirable to evidence the assumption by the Company of the Assumed Liabilities.
          (d) To the extent, if any, that any Liability might be partly an Assumed Liability and partly a Retained Liability, the apportionment of such liability or obligation will be determined pursuant to GAAP. Nothing set forth in the foregoing sentence will be deemed to affect, modify, supplement or otherwise change the definitions of Assumed Liabilities and Retained Liabilities set forth in this Agreement.
     2.3 Transfer of Holding Company Shares; Retention of Sale Company Liabilities.
          (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Lear will cause the Stock Sellers to Transfer, and the Company will purchase, all of the Holding Company Shares, free and clear from all Liens.

          (b) Immediately prior to the Closing, Lear will cause each Stock Seller to assume as of immediately prior to the Closing, and will cause each of them to subsequently pay, honor and discharge when due and payable and otherwise in accordance with their terms, all Liabilities of the Sale Companies owned, directly or indirectly, by it other than:
          (i) all Current Liabilities of such Sale Company, to the extent included in the calculation of the Closing Net Working Capital;
          (ii) all Specified Liabilities of such Sale Company;
          (iii) all Liabilities of such Sale Company under the executory portion of the customer and other Contracts of such Sale Company relating primarily to the Business, excluding (A) any of such Contracts that contain a non-competition, exclusivity or similar restrictive covenant limiting the rights of such Sale Company, the Company or any of its Affiliates to fully conduct any business or activity after the Closing (other than any such Contracts that contain such restrictions related to product development activities) and (B) Liabilities arising from the breach of any such Contract prior to the Closing;
          (iv) all Assumed Employee Liabilities of such Sale Company relating to Transferred Employees; and
          (v) all Tax Liabilities of such Sale Company other than Tax Liabilities for which a Lear Company is specifically liable pursuant to Section 6.14.
          (c) In furtherance of the foregoing, the Stock Sellers and the Sale Companies will execute and deliver at the Closing all instruments of assignment and assumption as the Company or Lear may reasonably deem necessary or desirable to evidence the assumption by the Stock Sellers of the Retained Sale Company Liabilities.
          (d) The Liabilities assumed by the Stock Sellers pursuant to Section 2.3(b) are referred to herein as the “Retained Sale Company Liabilities”.
     2.4 Consideration.
          (a) In consideration of the Transfer of the Purchased Assets and the Holding Company Shares to the Company at Closing, the Company shall (i) pay Lear $300,000 (the “Cash Consideration”) and (ii) assume the Assumed Liabilities (together with the Cash Consideration, the “Purchase Price”). The parties hereto further acknowledge and agree that Lear may be required to fund up to $25 Million in cash as additional Purchased Assets based on the financial performance of the Business in 2007 as separately agreed to by the parties.
          (b) In accordance with Section 1060 of the Code and the regulations thereunder, the consideration hereunder shall be allocated among the Purchased Assets and the Holding Company Shares as agreed to by the parties prior to Closing and attached hereto as Schedule 2.4. In furtherance of the foregoing, Lear will deliver to the Company a proposed allocation and supporting valuation report (the “Initial Valuation Report”) no later than 60 days after the date hereof, and the Company will provide any comments, questions or objections with respect thereto no later than 20 days after the delivery of the Initial Valuation Report, provided that the deadline for delivery of the Initial Valuation Report may be extended in 15-day increments with the Company’s prior written consent, not to be unreasonably withheld or delayed. The parties will thereafter cooperate diligently and in good faith to promptly resolve any disputes and agree upon Schedule 2.4. The parties, in connection with their respective U.S. federal, state, and local tax returns and other filings, agree not to take any position inconsistent with such purchase price allocation for Tax reporting purposes. Any adjustment to the purchase price shall be allocated as provided by Treasury Regulation Section 1.1060-1(c).
     2.5 Closing Net Working Capital.
          (a) Notwithstanding anything to the contrary in Section 6.1 or the definitions of Purchased Assets and Assumed Liabilities, the parties by mutual agreement shall prior to the Closing (i) cause the Asset Sellers to exclude certain accounts receivable from the Purchased Assets or the Sale Companies to distribute certain accounts receivable to another Lear Company or (ii) cause the Asset Sellers to exclude certain accounts payable from the Assumed Liabilities or the Sale Companies to distribute certain accounts payable to another Lear Company, in any case, in furtherance of trying to provide Closing Net Working Capital to the Company at Closing that is as close as practicable to the Target Net Working Capital.
          (b) No less than five Business Days prior to the Closing, Lear shall deliver to the Company a written statement setting forth in detail Lear’s good faith estimate of the Closing Net Working Capital, taking into account any actions of the Lear Companies pursuant to Section 2.5(a), and Lear’s good faith estimate of the Closing Tooling Net Assets (the “Estimated Closing Tooling Net Assets”). If the Estimated Closing Tooling Net Assets is greater than $130 Million based on changes in the actual collection or payment of amounts from the forecast existing as of the date of this Agreement, the parties shall consult with one another in good faith to determine whether any withholding of receivables by Lear from the Purchased Assets is appropriate under the circumstances.
          (c) Lear shall deliver to the Company, no later than 60 days after the Closing Date, Lear’s calculation of the Closing Net Working Capital and the Closing Tooling Net Assets (the “Lear Calculation”).
          (d) Lear’s calculation of the Closing Net Working Capital and the Closing Tooling Net Assets shall be (A) prepared in good faith and based upon reasonable assumptions, and (B) consistent with GAAP and the accounting practices set forth in Schedule 2.5, which were used in the preparation of the Financial Statements.
          (e) If the Company disagrees with the Lear Calculation, the Company shall provide written notice (a “Dispute Notice”) to Lear of its objection(s) to such calculation. If the Company does not provide a Dispute Notice within 30 days after Lear’s delivery of the Lear Calculation, the Closing Net Working Capital and the Closing Tooling Net Assets set forth therein shall be deemed the finally determined Closing Net Working Capital and the Closing Tooling Net Assets. If the Company delivers a Dispute Notice, Lear and the Company will use good faith efforts during the 30 day period after the delivery of such Dispute Notice (the “WC Resolution Period”) to seek to resolve the differences set forth therein. If Lear and the Company cannot reach written agreement during the WC Resolution Period, their disagreements, limited to those issues still in dispute, will be submitted by the parties for determination by the Accounting Firm.
          (f) During the period beginning on the date hereof and ending upon the final determination of the Closing Net Working Capital and the Closing Tooling Net Assets (including the WC Resolution Period, if necessary), the parties will provide to each other such reasonable access to financial and other information of the Business, the Lear Companies and the Sale Companies as it may request in good faith to assess the Closing Net Working Capital and the Closing Tooling Net Assets.
          (g) Lear and the Company shall use their reasonable best efforts to cause the Accounting Firm to submit its written statement of its adjudication of the disputes between Lear and the Company within 10 days after submission of the matter to the Accounting Firm. The determination of the Accounting Firm shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by any court having jurisdiction thereof. In acting hereunder, the Accounting Firm shall be entitled to the privileges and immunities of arbitrators.
          (h) If the finally determined Closing Net Working Capital is less than $47.5 Million, Lear shall make a cash payment to the Company in the amount by which the finally determined Closing Net Working Capital is less than $47.5 Million. If the finally determined Closing Net Working Capital is greater than $49.5 Million, the Company shall make a cash payment to Lear in the amount by which the finally determined Closing Net Working Capital is greater than $49.5 Million. If the finally determined Closing Net Working Capital is equal to or greater than $47.5 Million and less than or equal to $49.5 Million, no payment shall be required by either party.
          (i) If the finally determined Closing Tooling Net Assets is less than the Target Tooling Net Assets, Lear shall make a payment to the Company in the amount by which the finally determined Closing Tooling Net Assets is less than the Target Tooling Net Assets either by (i) delivering a cash payment to the Company equal to such amount, (ii) crediting the amount due against accounts receivable from the Company to the Lear Companies, (iii) retaining accounts payable related to the Tooling and Engineering Net Assets in such amount or (iv) any combination of the foregoing.
          (j) Any payments required to be made pursuant to Sections 2.5(h) and 2.5(i) shall be netted against each other and any resulting amount payable, shall be made within five Business Days after the date of the final determination of the Closing Net Working Capital and Closing Tooling Net Assets by wire transfer of immediately available funds to an account specified by the recipient or delivery of a credit memo, as applicable.
          (k) Any amounts paid or credited pursuant to this Section 2.5 shall for Income Tax purposes be treated as an adjustment to the purchase price and shall be allocated among the Purchased Assets and the Holding Company Shares as provided by Treasury Regulation Section 1.1060-1(c).
ARTICLE III
THE CLOSING
     3.1 Conditions Precedent to Obligations of the Company. The obligations of the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of the following conditions, any one or more of which may be waived at the option of the Company:
          (a) Regulatory Approvals. Subject to Section 6.5(d), the applicable waiting period, if any, under the Antitrust Laws shall have expired or been waived or terminated, and all other required regulatory approvals shall have been received, including (i) in respect of the European Union, (A) a decision by the European commission under the ECMR that the European Commission has decided not to oppose the proposed concentration and has declared it to be compatible with the common market, or (B) the time limit (including any applicable extensions) for the taking by the European Commission of a decision under Article 6(1) of the ECMR having passed with no such decision having been taken and (ii) in respect of Canada, the Commissioner of Competition (the “Canadian Commissioner”) appointed under the Competition Act (Canada) (the “Canadian Competition Act”) shall have (A) issued an advance ruling certificate under Section 102 of the Canadian Competition Act, or (B) advised the Company in writing that the Canadian Commissioner has determined not to file an application for an order under Part VIII of the Canadian Competition Act, and any terms and conditions attached to such advice shall be acceptable to the Company.
          (b) No Misrepresentation or Breach. (i) There shall have been no material breach by Lear in the performance of any of the covenants herein to be performed by it in whole or in part prior to the Closing, (ii) the representations and warranties of Lear contained in this Agreement shall be true and correct on the Closing Date as if made anew on the Closing Date (except for representations or warranties made as of a specified date, which shall be true and correct as of the specified date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Company and other than breaches of representations and warranties which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, and (iii) Lear shall have delivered to the Company a certificate certifying each of the foregoing, dated the Closing Date and signed by one of its executive officers to the foregoing effect.
          (c) Ancillary Agreements. Each of the Ancillary Agreements shall have been executed and delivered by the parties thereto (other than the Company and its Affiliates).
          (d) Certain Consents. The Lear Companies shall have obtained the consents, waivers or approvals set forth in Schedule 3.1(d) which consents shall not impose any conditions adverse to the Company or a Sale Company or any terms or conditions that are less favorable than those applicable immediately prior to the Closing) and the Company shall have received all Permits material to the operation of the Business; provided, that in the event of the failure to obtain any such consents or Permits, the parties shall work in good faith to negotiate alternative arrangements (including pursuant to Section 6.10(b)) that provide the Company or the applicable Sale Company with substantially the same benefits or authorizations, without imposing any additional material costs or risks, in order to satisfy this condition to Closing.
          (e) Liens. The Company shall have received evidence reasonably satisfactory to it that the Purchased Assets and the Holding Company Shares at the Closing will be Transferred to the Company, free and clear of all Liens other than, in the case of the Purchased Assets, Permitted Liens.
          (f) Litigation. No Order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated by this Agreement.
          (g) Business Condition. There shall not have occurred program terminations as a result of the transactions contemplated by this Agreement that individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect.

          (h) Material Adverse Effect. There shall have been no Material Adverse Effect since the Balance Sheet Date.
          (i) Reorganization. Lear shall have completed the Reorganization as set forth in Section 6.21.
          (j) Tooling Net Assets. The Estimated Closing Tooling Net Assets shall be no less than $110 Million, provided, however, that if Estimated Closing Tooling Net Assets is less than $110 Million, Lear shall have the option (but not the obligation) to cure such deficiency by making a payment to the Company in the amount by which the Estimated Closing Tooling Net Assets is less than $110 Million, either by (i) delivering a cash payment to the Company equal to such shortfall, (ii) crediting an amount equal to the shortfall against accounts receivable from the Company to the Lear Companies, (iii) retaining accounts payable related to the Tooling and Engineering Net Assets in an amount equal to the shortfall, or (iv) any combination of the foregoing.
     3.2 Conditions Precedent to Obligations of Lear. The obligations of Lear under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of the following conditions, any one or more of which may be waived at the option of Lear:
          (a) Regulatory Approvals. The condition set forth in Section 3.1(a) shall have been satisfied.
          (b) No Misrepresentation or Breach. (i) There shall have been no material breach by the Company in the performance of any of the covenants herein to be performed by it in whole or in part prior to the Closing, (ii) the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date as if made anew on the Closing Date (except for representations or warranties made as of a specified date, which shall be true and correct as of the specified date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Lear and other than breaches of representations and warranties which, individually or in the aggregate, are not reasonably likely to have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, and (iii) the Company shall have delivered to Lear a certificate certifying each of the foregoing, dated the Closing Date and signed by one of its executive officers to the foregoing effect.
          (c) Ancillary Agreements. Each of the Ancillary Agreements shall have been executed and delivered by the parties thereto (other than Lear and its Affiliates).
          (d) Litigation. No Order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated by this Agreement.
          (e) Related Transactions. Each of IACNA, WL Ross and Franklin shall have performed its obligations under Section 6.20 hereof.
          (f) PBGC Consent. Lear shall have received the consent of the PBGC to the treatment of its pension plans in connection with the transaction contemplated hereby, which consent shall not impose any conditions materially adverse to Lear.

     3.3 The Closing. Subject to the fulfillment or waiver of the conditions precedent specified in Sections 3.1 and 3.2, the consummation of the transactions contemplated hereby (the “Closing”) will take place on the fifth business day after the conditions set forth in Sections 3.1(a), 3.1(d), 3.1(e), 3.1(i) and 3.2(a) have been satisfied or such other date as the parties agree in writing to be the date of the closing (the “Closing Date”). The Closing will take place at 10:00 A.M., Eastern Time, at the New York office of Jones Day, or by the exchange of documents and instruments by mail, courier, fax, wire transfer or other electronic communication to the extent mutually acceptable to the parties hereto. Notwithstanding any other provision hereof, the Closing will be deemed effective for accounting and tax purposes as of 12:01 a.m. (Eastern Time) on the Closing Date.
     3.4 Deliveries by Lear. At the Closing, Lear shall deliver, or cause to be delivered, to the Company such documents and instruments as may be reasonably required to consummate the transactions contemplated by the Transaction Documents and to comply with the terms thereof.
     3.5 Deliveries by the Company. At the Closing, the Company will:
          (a) deliver to Lear the Cash Consideration;
          (b) deliver to Lear an assumption agreement assuming and agreeing to assume, pay and perform all Assumed Liabilities, in form and substance reasonably acceptable to Lear; and
          (c) issue, deliver or cause to be delivered to Lear, such other documents and instruments as may be reasonably required to consummate the transactions contemplated by the Transaction Documents and to comply with the terms thereof.
     3.6 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:
          (a) By the mutual written consent of the Company and Lear;
          (b) By either the Company or Lear if the Closing shall not have occurred on or before April 15, 2007 (“Termination Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 3.6(b) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time; provided, further, that, if any of the conditions to Closing set forth in Sections 3.1(a), 3.1(d), 3.1(e), 3.1(g) or 3.2(a) remains unsatisfied or not waived and if all other conditions to the respective obligations of the parties to close hereunder that are capable of being fulfilled by the Termination Date shall have been so fulfilled or waived, then no party may terminate this Agreement prior to May 31, 2007; or
          (c) By either the Company or Lear if there shall have been entered a final, nonappealable order or injunction of any Governmental Authority restraining or prohibiting the consummation of the Closing; or
          (d) By the Company if Lear shall have (i) failed to perform any obligation or to comply with any agreement or covenant applicable to it under this Agreement or (ii) breached any of its representations or warranties, in each case if the failure or breach is not curable prior to the Termination Date such that the condition in Section 3.1(b) could not be satisfied prior to the Termination Date; or
          (e) By Lear if any of IACNA, the Company, WL Ross or Franklin shall have (i) failed to perform any obligation or comply with any agreement or covenant applicable to it under this Agreement or the Ancillary Agreements or (ii) breached any of its representations or warranties, in each case if the failure or breach is not curable prior to the Termination Date such that the condition in Section 3.2(b) could not be satisfied prior to the Termination Date.
     In the event of the termination of this Agreement under this Section 3.6, each party hereto will pay all of its own fees and expenses. There will be no further liability hereunder on the part of any party hereto if this Agreement is so terminated, except by reason of a prior breach of Section 6.5 (Reasonable Best Efforts) or a breach of Section 6.17 (Confidential Nature of Information), which shall survive any termination of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LEAR
     Lear represents and warrants to the Company as set forth below.
     4.1 Corporate Existence and Power. (a) Lear is, and each Sale Company and each Relevant Lear Company will be as of the Closing, duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable). Each Sale Company and each Relevant Lear Company in existence on the date hereof has, and each Sale Company and each Relevant Lear Company will have as of the Closing, all necessary power and all material governmental licenses, authorizations, Permits, consents and approvals required to carry on its business.
          (b) On the date hereof and immediately following the Closing: (i) the fair value of the assets of Lear (individually and on a consolidated basis with its Subsidiaries) exceeds its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of Lear (individually and on a consolidated basis with its Subsidiaries) is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Lear (individually and on a consolidated basis with its Subsidiaries) is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Lear (individually and on a consolidated basis with its Subsidiaries) does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the date hereof.
     4.2 Corporate Authorization; Enforceability. The execution, delivery and performance by each Relevant Lear Company and each Sale Company of each of the Transaction Documents to which it will be a party at the Closing are, or will be at the Closing, within its powers and have been, or will be at the Closing, duly authorized and no other corporate or company (as applicable) action on the part of any Relevant Lear Company or any Sale Company is or will be necessary to authorize any of the Transaction Documents to which it will be a party at the Closing. Each of the Transaction Documents to which any Relevant Lear Company or any Sale Company will be a party at the Closing will have been, as of the Closing, duly executed and delivered by each such party. Assuming the due execution and delivery by the other party or parties thereto of the Transaction Documents to which any Relevant Lear Company or any Sale Company will be a party at the Closing, each Transaction Document to which any Relevant Lear Company or any Sale Company will be a party at the Closing will constitute valid and binding agreements of such party, enforceable against it in accordance with their terms except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
     4.3 Books and Records. All accounts, books, ledgers and other records material to the Business of whatsoever kind have been properly and accurately kept in all material respects and are complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.
     4.4 Ownership of Sale Companies; Subsidiaries.
          (a) As of the Closing, the Holding Companies will be the direct or indirect holder of all of the Subsidiary Shares and will have sole voting and dispositive power over such Subsidiary Shares, all of which will have been issued in proper legal form and will be fully paid or credited as fully paid. As of the Closing, the Subsidiary Shares will constitute all of the issued and outstanding shares or other equity securities (or local equivalent) in the capital of the Mexican Subsidiaries and the Canadian Subsidiaries and there will be no options, warrants, conversion rights, subscriptions, or agreements or rights of any kind (other than pursuant to this Agreement) to subscribe for or purchase, or commitments to issue (either formal or informal, firm or contingent), any shares, stock or other securities of any of the Mexican Subsidiaries or the Canadian Subsidiaries. None of the Mexican Subsidiaries or the Canadian Subsidiaries legally or beneficially owns any equity interest in any Person other than another Mexican Subsidiary or Canadian Subsidiary, as applicable.
          (b) As of the Closing, the Stock Sellers will own and will be the direct, sole holders of all of the Holding Company Shares and will have sole voting and dispositive power over such Holding Company Shares, all of which will have been issued in proper legal form and will be fully paid or credited as fully paid. As of the Closing, the Holding Company Shares will constitute all of the issued and outstanding shares or other equity securities (or local equivalent) in the capital of the Mexican Holding Company and the Canadian Holding Company and, as of the Closing, there will be no options, warrants, conversion rights, subscriptions, or agreements or rights of any kind (other than pursuant to this Agreement) to subscribe for or purchase, or commitments to issue (either formal or informal, firm or contingent), any shares, stock or other securities of any of the Mexican Holding Company or the Canadian Holding Company. Neither the Mexican Holding Company nor the Canadian Holding Company will, as of Closing, legally or beneficially own any equity interest in any Person other than another Mexican Subsidiary or Canadian Subsidiary, as applicable.
     4.5 Non-Contravention; Consents. The execution, delivery and performance by Lear of this Agreement and the execution, delivery and performance by each other Relevant Lear Company and each Sale Company of each Transaction Document to which it will be a party at the Closing do not and will not at the Closing (a) violate the certificate of incorporation, organization or formation or bylaws or other equivalent governing document of any such Person, (b) violate in any material respect any applicable Law or Order, (c) except as set forth in Section 3.1(a) or on Schedule 4.5, require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person, (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Relevant Lear Company or any Sale Company or to a loss of any benefit to which it is entitled under, any Lear Material Contract or Permit or (e) result in the creation or imposition of any material Lien on any of its assets except for Permitted Liens and such of the foregoing as are listed or described in Schedule 4.5 and except in the case of clause (c) above, for any such filings, Permits, consents, approvals or notices the failure to obtain or make would not be material to the Business.
4.6 Tax Matters. Except as disclosed in Schedule 4.6,
          (a) All material Tax Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of any of the Sale Companies, to the extent required to be filed on or before the Closing Date, have been filed when due in accordance with all applicable Laws.
          (b) All such Tax Returns with respect to Pre-Closing Tax Periods are correct and complete in all material respects. None of the Sale Companies is currently a beneficiary of any extension of time within which to file any Tax Return.
          (c) No Tax Return of any of the Sale Companies with respect to any Pre-Closing Tax Period is currently under an audit by any Taxing Authority.
          (d) None of the Sale Companies has any Tax liabilities (whether due or to become due) with respect to the income, property and operations of such Sale Companies, except for Tax liabilities reflected on the Balance Sheet or that have arisen after the date of the Balance Sheet in the Ordinary Course of Business.
          (e) All Taxes owed by any of the Sale Companies (whether or not shown as due and payable on any Tax Return) have been timely paid or withheld and remitted to the appropriate Taxing Authority.
          (f) None of the Sale Companies has granted or has had granted on its behalf any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.
          (g) There is no proceeding now pending or, to the Knowledge of Lear, threatened against or with respect to any of the Sale Companies in respect of any Tax of which Lear or the Sale Companies has received written notice.
          (h) There are no Liens for Taxes upon the assets or properties of any of the Sale Companies, except for statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings.
          (i) None of the Sale Companies has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which a Lear Company is the parent. None of the Sale Companies has any liability for the Taxes of any Person (other than under Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. federal, state, local or foreign Law)), as a transferee or successor, by contract, or otherwise.

          (j) None of the Sale Companies has received written notice of any claim by a Governmental Authority in a jurisdiction where any of the Sale Companies does not file Tax Returns that it is or may be subject to taxation by that Governmental Authority.
          (k) Each of the Sale Companies has withheld and paid all material Taxes required to have been withheld and paid by applicable Law in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.
          (l) None of the Sale Companies will be required to include any material item of income, or exclude any material item of deduction from taxable income for any period ending after the Closing Date under Section 481 of the Code (or any similar provision of the Laws of any jurisdiction), as a result of a change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provisions of state, local or foreign Law) executed on or prior to the Closing Date.
          (m) None of the Sale Companies is a party to any Tax allocation or sharing agreement.
          (n) None of the Sale Companies has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b) (or any predecessor provision).
          (o) There are no outstanding rulings of, or requests for rulings with, any Taxing Authority expressly addressed to any of the Sale Companies.
          (p) None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Income Tax Act (Canada), or any equivalent provision of the Tax legislation of any province or any other jurisdiction of Canada, have applied or will apply to the Canadian Subsidiaries at any time up to and including the Closing Date.
          (q) The Canadian Subsidiaries have not acquired property from a non-arm’s length Person, within the meaning of the Income Tax Act (Canada), for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the Income Tax Act (Canada).
          (r) For all transactions between the Canadian Subsidiaries and any non-resident Person with whom the Canadian Subsidiaries were not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the Closing Date, the Canadian Subsidiaries have made or obtained, or will make or obtain, records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act (Canada).
          (s) The Canadian Subsidiaries will be duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax on or before the Closing Date, if required.
     4.7 Financial Statements. Each of the Financial Statements, including the notes thereto which identify the basis of presentation and preparation, has been based upon the information contained in the books and records of the Business (which books and records are correct and complete in all material respects), is accurate and complete in all material respects and presents fairly in all material respects the consolidated financial condition and results of operations of the Business as of the times and for the periods referred to therein, and such Financial Statements (including all reserves included therein) have been prepared in accordance with GAAP as identified in the notes thereto; provided, that the notes to the Financial Statements do not include the full set of disclosures and footnotes required under GAAP, the Financial Statements do not include statements other than the balance sheet and income statement which otherwise would be required by GAAP and the Financial Statements are subject to normal year-end adjustments.
     4.8 Conduct of the Business; Absence of Certain Changes. (a) Except as disclosed in Schedule 4.8(a), and except as a result of matters permitted or required by this Agreement, since December 31, 2005, (i) the Lear Companies have conducted the Business in the Ordinary Course of Business (excluding actions taken in connection with the transactions contemplated by this Agreement), and (ii) none of the Lear Companies has taken any action that would have constituted a violation of Section 6.1 (Conduct of Business) if Section 6.1 had applied since December 31, 2005.
          (a) Since September 30, 2006, there has not been a Material Adverse Effect.
          (b) Except as set forth on Schedule 4.8(c), as of the Closing Date, it will be the case that none of the Sale Companies shall have ever conducted any business, entered into any Contract or incurred any Liabilities other than in connection with the conduct of the Business.
     4.9 Known Liabilities. To the Knowledge of Lear, (a) there are no Assumed Liabilities or Liabilities of the Lear Companies existing as of the date hereof that were required to be disclosed in a Schedule to this Agreement and were not so disclosed, and (b) there will not be any Assumed Liabilities or Liabilities of the Lear Companies existing as of the Closing Date that will be required to be disclosed in a Schedule to this Agreement and will not be so disclosed.
     4.10 Contracts. (a) Except as disclosed in Schedule 4.10(a), none of the Relevant Lear Companies, with respect to the Business, and none of the Sale Companies is a party to or bound by any Contract that is of a type described below (each such Contract, a “Lear Material Contract”):
          (i) Any employment, severance or consulting contract with any current Employee, officer, director, or consultant of the Business or a Lear Company in connection with the Business, or any former Employee, officer, director, or consultant of the Business or a Lear Company in connection with the Business, to the extent that any Lear Company or any Sale Company has a current or future obligation arising thereunder;
          (ii) Any collective bargaining Contract with any labor union in respect of the Employees;
          (iii) Any Contract or series of related Contracts for capital expenditures or the acquisition or construction of fixed assets or software development that could reasonably be expected to require aggregate future payments in excess of $2,500,000;
          (iv) Any Contract or series of related Contracts relating to cleanup, abatement or other actions in connection with environmental Liabilities;

          (v) Any Lear IP Agreements or Business IP Agreements (other than nonexclusive object code licenses of commercially available software and licenses for terms of less than one year granted or received in the Ordinary Course of Business);
          (vi) Any Contract with any sales agent or other independent contractor having a remaining term in excess of one year and that is not terminable without penalty on 90 calendar days’ or less notice;
          (vii) Any Contract that could reasonably be expected to require payments in any year in excess of $1,000,000 under which the applicable Lear Company is (i) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third Person or (ii) a lessor of or one who otherwise makes available for third party use any tangible personal property owned by any Relevant Lear Company or any of the Sale Companies;
          (viii) Any Contract or series of related Contracts that could reasonably be expected to require aggregate future payments by or to the Sale Companies in excess of $2,500,000;
          (ix) Any Contract granting to any Person a first-refusal, first-offer or other similar right to purchase or acquire any of the Purchased Assets or Subsidiary Shares; any stockholders agreement or any Contract with respect to a joint venture or partnership arrangement; any Contract granting a power of attorney other than in connection with the asserted rights of landlords in the event of a default under any real property lease; any Contract with respect to letters of credit, surety or other bonds or pursuant to which any material assets or properties of the Business is, or is to be, subjected to a Lien; any Contract limiting or restricting the ability of a Relevant Lear Company or any Sale Company to enter into or engage in any market or line of business in or related to the Business;
          (x) Any Property Agreements or other Contract relating to a Lear Company’s occupation or use of the Real Property;
          (xi) Any Contracts relating to or evidencing Indebtedness; or
          (xii) Any other Contract or series of related Contracts that is, or could reasonably be expected to be, material to the Business or that was entered into other than in the Ordinary Course of Business.
          (b) Except as set forth in Schedule 4.10(b), each Lear Material Contract to which any Relevant Lear Company or any Sale Company is party or by which it is bound is a valid and binding obligation of such Person and, to the Knowledge of Lear, the other parties thereto, except in either case to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles. Except as set forth in Schedule 4.10, to the Knowledge of Lear, the Relevant Lear Companies and the Sale Companies have performed in all material respects the obligations required to be performed by them under each of the Lear Material Contracts prior to the date hereof and none of them are (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder nor have any of them received any written notice of default or termination of any Lear Material Contract from any party thereto, except in any such case for any breach, default or termination which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Lear has made available to the Company complete copies of the Lear Material Contracts.
     4.11 Litigation. Except as disclosed in Schedule 4.11, there is no action, suit, investigation, arbitration or administrative or other proceeding before any court or arbitrator or any Governmental Authority pending or, to the Knowledge of Lear, threatened, (i) against or affecting the Business, any Lear Company in connection with the Business, any of the Sale Companies or any of the Purchased Assets, (ii) against a Lear Company by any Employee in respect of his or her employment or participation in, or benefits under, any Benefit Plan; or (iii) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and/or the Ancillary Agreements. There are no outstanding Orders (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against any Lear Company in respect of the Business, the Purchased Assets or the Assumed Liabilities.
     4.12 Compliance with Laws. No Lear Company (in connection with the Business) and none of the Sale Companies is or has ever been in violation of any applicable Law or Order that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Relevant Lear Company and each of the Sale Companies has all material Permits required under any applicable Law for the conduct of the Business as presently conducted by it (collectively, the “Business Permits”). Except as set forth in Schedule 4.12, each Business Permit is valid and in full force and effect and neither the execution of this Agreement nor the Closing do or will in any material respect constitute or result in a default under or violation of any such Business Permit.
     4.13 Title to Assets. Each Relevant Lear Company and each of the Sale Companies has good title to, or in the case of leased property has valid leasehold interests in, all personal property presently held or used by it free and clear of all Liens, except for Permitted Liens. The tangible assets owned or used by the Relevant Lear Companies (in connection with the Business) and the Sale Companies have been maintained in all material respects in accordance with normal industry practice, are in all material respects in good operating condition and repair (subject to normal wear and tear), and are suitable in all material respects for the purpose for which they are presently used.
     4.14 Real Property. Except as set forth in Schedule 4.14, none of the Relevant Lear Companies (in connection with the Business) and none of the Sale Companies has any ownership in any real property or leasehold interest in any real property. Except as set forth in Schedule 4.14, the Real Property constitutes all of the real property used in the Business by Lear and/or its Affiliates. The Relevant Lear Companies hold their interests in the Real Property free and clear of all Liens other than Permitted Liens. The leases, licenses and subleases related to the Real Property (the “Property Agreements”) are valid and subsisting leases, licenses or subleases which are in full force and effect with respect to the Relevant Lear Company that is a party thereto and, to the Knowledge of Lear, the other parties thereto, and none of the Lear Companies or, to the Knowledge of Lear, any other party thereto, is in material default thereunder. There is no dispute between any Lear Company on the one hand and the other parties to the Property Agreements on the other hand. The buildings and other structures on the Real Property are in materially good and substantial repair and fit for the purposes for which they are used. All documents necessary to prove the title of the relevant Lear Company to or in the owned Real Property have been duly registered where necessary and are in the exclusive possession or under the exclusive control of such Relevant Lear Company free from any rights and interests of any third parties.
     4.15 Environmental Matters. Except as set forth in Schedule 4.15:
          (a) Each Lear Company (in connection with the Business) and the Sale Companies have complied and are complying in all material respects with all Laws which protect or relate to the protection of the environment (including the production, emission, storage, transportation, treatment, recycling or disposal of any waste or hazardous substance) and/or the health and well-being of human beings (“Environmental Laws”) and all recommendations, requests or demands from any body or Governmental Authority charged with overseeing or enforcing Environmental Laws.
          (b) In the past three years, none of the Lear Companies (in connection with the Business) or any of their respective officers, directors, or employees (in their capacities as such with respect to the Business) has been a party to any civil or criminal liability in relation to any matters relating to compliance with Environmental Laws and, to the Knowledge of Lear, there are no matters or circumstances which might give rise to any such court or administrative proceedings. The Lear Companies (in connection with the Business) have made or obtained all registrations, authorizations, permissions, consents, Permits or licenses required for the carrying on of the Business and have complied in all material respects with all conditions attaching thereto.
          (c) To the Knowledge of Lear, none of the Real Property (i) is contaminated in any material respect by any hazardous substance or (ii) comprises reclaimed, made or filled land.
     4.16 Intellectual Property. Schedule 4.16(a) sets forth a true and complete list of all Owned Intellectual Property and Lear Business IP that is Registered. Subsequent to the Closing, neither Lear nor any Lear Affiliate will own or control any Business IP. Immediately subsequent to the Closing, except with respect to those patents identified on Schedule 4.16(a) as “unwarranted patents” and subject to any rights granted under the Business IP Agreements, the Lear IP Agreements, or the Intellectual Property Transfer and License Agreement, the Company and/or the Sale Companies will be the exclusive owners of all Owned Intellectual Property and Lear Business IP, free and clear of all Liens other than Permitted Liens. Except with respect to the Lear IP Agreements or Business IP Agreements listed in Schedule 4.5(c), the consummation of the transactions contemplated by this Agreement will not result in the terminations or impairment of any Owned Intellectual Property, Lear Business IP or Intellectual Property Right licensed to the Company or the Sale Companies pursuant to the Business IP Agreements or Lear IP Agreements. Except as set forth in Schedule 4.16(c), to the Knowledge of Lear, the conduct of the Business as presently conducted does not infringe upon any Intellectual Property Right of any third party. Except as set forth in Schedule 4.16(c), there is no claim, suit, action or proceeding that is either pending or, to the Knowledge of Lear, threatened, that, in either case, involves a claim of infringement by any Lear Company (in connection with the Business) of any Intellectual Property Right of any third party, or challenging their ownership, right to use, or the validity of any Intellectual Property Right listed or required to be listed in Schedule 4.16(c). To the Knowledge of Lear, there is no continuing infringement by any other Person of any of the Intellectual Property Rights listed or required to be listed in Schedule 4.16(c). No Lear Company (in connection with the Business) has disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person any of its know-how, secrets, confidential information, technical processes or lists of customers or suppliers other than disclosures which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     4.17 Employees.
          (a) Schedule 4.17(a) sets forth a true, complete and correct list of all Employees earning in excess of $150,000 per annum, containing the following details with respect of each Employee: (i) name, (ii) the start date and term of service, (iii) the total annual gross salary for the most recently completed and current fiscal year, (iv) the total bonus and other incentive compensation for the most recently completed fiscal year and the projected bonus and incentive compensation for the current fiscal year, and (v) if applicable, the effective date on which any fixed term employment Contract ends or the effective date on which any employment Contract of any Employee ends where notice has been given or received to terminate such employment contract.
          (b) Schedule 4.17(b) sets forth a true, complete and correct list, for each relevant jurisdiction separately, of all collective bargaining agreements with respect to the Employees to which any of Lear Companies (with respect to the Business) is a party or by which any of them are bound. Except as set for in Schedule 4.17(b), no Lear Company has a duty to bargain with a labor organization (with respect to the Business), and no labor organization is certified as the collective bargaining representative for any Employees of the Business. There are no oral or written agreements, arrangements or understandings that modify the written terms and conditions of the collective bargaining agreements set forth on Schedule 4.17(b) or their application.
          (c) The Lear Companies (with respect to the Business) and the Sale Companies have complied in all material respects with their duties under labor and employment Laws and employment-related Contracts, including all collective bargaining agreements, with respect to Employees, unions and Government Authorities.
          (d) All payments to Employees and social security authorities relating to salaries, wages, or severance payments in the context of earlier terminations, and premiums for insured benefits or employer contributions to pension schemes under any Benefit Plans, in each case due prior to the Closing, and all income tax deductions for which the employer is responsible under applicable Law, have been made by the Lear Companies (to the extent applicable to Employees) or the Sale Companies in a timely manner and in the correct amount; and no social security or tax authority has issued a notice of deficiency with respect to such payment.
          (e) No Lear Company (with respect to the Business) nor any of the Sale Companies is in breach in any material respect (in respect of the Employees) of any work safety regulations or in default in any material respect with payments to workman’s compensation institutions or institutions with a similar economic purpose.
          (f) Schedule 4.17(f) sets forth a true, complete and correct list of all Contracts entered into by a Lear Company (with respect to the Business) or any of the Sale Companies, which require the relevant employer to make any severance payment or payment with a similar economic effect in case of a termination of employment of any Employee. For the avoidance of doubt, collective bargaining agreements shall not fall under this clause, nor shall any statutorily imposed obligation.

          (g) Schedule 4.17(g) sets forth a true, complete and correct list of all strikes, walkouts, lockouts and, to the Knowledge of Lear, slowdowns and other work stoppages, for each relevant jurisdiction separately, which have occurred within the last three years prior to the date hereof with respect to Employees or the Business. There are no ongoing or threatened strikes, slow downs, work stoppages, lockouts or other similar labor relations problems with respect to Employees. To the Knowledge of Lear, no event has occurred that may provide the basis for any such work stoppage or labor dispute. There is no lockout of any Employees by any Lear Company, and no Lear Company contemplates such action. All of the Lear Companies are in compliance with their obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), and any similar state or local law, in respect of the Business. Except as set forth on Schedule 4.17(g), no Lear Company with respect to the Business has had any layoffs of Employees within 90 days prior to the Effective Date or has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN or issued any notification of a plant closing or mass layoff required by WARN.
          (h) To the Knowledge of Lear, as of the Closing Date, there is no payment or compensation due to Employees for any employee inventions which entitle such individuals to any payment or compensation beyond their regular salary or wage. To the Knowledge of Lear, no employee, director, agent, consultant or contractor of any Lear Company in connection with the Business is a party to, or otherwise bound by, any Contract, including any confidentiality, non-competition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect (i) the performance of his or her duties for the Sales Companies, (ii) his or her ability to assign to a Sale Company rights to any invention, improvement, discovery or information relating to the business of the Sale Companies free of any Liability or obligation of any Sale Company, or (iii) the ability of the Sale Companies to conduct their business. Except as disclosed in Schedule 4.17(h), there are no employment-related change-in-control Contracts or Contracts with change-in-control provisions in place which give rise to any payment or benefit to any Employee as a result of the transactions contemplated under this Agreement and for which any of the Sale Companies is or would be liable.
          (i) Except as set forth on Schedule 4.17(i), to the Knowledge of Lear, all current Employees who are employed in the U.S. are legally authorized to work in the United States. Except as described on Schedule 4.17(i), to the Knowledge of Lear, all Lear Companies have completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for the Employees hired prior to the Effective Date, and have complied with anti-discrimination provisions of the IRCA. Further, at all times prior to the Effective Date, to the Knowledge of Lear, all Lear Companies (with respect to the Business) were in material compliance with both the employment verification provisions (including without limitation the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.
          (j) Except as set forth on Schedule 4.17(j), to the Knowledge of Lear, there is not (i) any organizing campaign or organizing activities by a labor organization directed at any Employees; (ii) any representation proceedings or petitions filed or contemplated by a labor organization to seek representation of any Employees; and (iii) any written demand by a labor organization against Lear or a Lear Company that Lear or a Lear Company recognize such labor organization as the bargaining representative of any Employees. Except as described on Schedule 4.17(j), neither any Lear Company nor any of the Sale Companies is a party to any agreement with a labor organization regarding neutrality, card check procedures or other such representational agreements regarding Employees.

          (k) Except as set forth on Schedule 4.17(k), there is no unfair labor practice charge or complaint or other proceeding pending or, to the Knowledge of Lear, threatened against any Lear Company relating to the Business, nor are there any material grievances, or arbitration proceedings pending or, to the Knowledge of Lear, threatened against any Lear Company relating to the Business.
          (l) Except as set forth on Schedule 4.17(l), no Lear Company is subject to or the target of any corporate campaign by a labor organization or any other organization, nor to the Knowledge of Lear, is a corporate campaign threatened against any Lear Company relating to the Business.
     4.18 Indebtedness of the Sale Companies. Except as disclosed in Schedule 4.18, (i) no Sale Company has outstanding any Indebtedness; (ii) none of the Relevant Lear Companies (in connection with the Business) or the Sale Companies is or has agreed to become bound by any surety obligation and there is not now outstanding any surety obligation given for the accommodation of or in respect of any Liability of a Relevant Lear Company (in connection with the Business), the Sale Companies or the Business; and (iii) none of the Relevant Lear Companies (in connection with the Business) or the Sale Companies has created or agreed to create and nor is there subsisting any Lien (other than Permitted Liens) over all or any of its property, assets, or share capital.
     4.19 Accounts Receivable. All of the accounts receivable (net of any applicable reserves) of the Relevant Lear Companies (in connection with the Business), the Sale Companies or included in the Purchased Assets represent valid and enforceable claims and have been recorded on the books and records of the Business in the Ordinary Course of Business in accordance with the applicable agreements giving rise to such accounts receivable and the normal accounting practices of the Business.
     4.20 Assets. The Purchased Assets and, upon completion of the Reorganization, the assets transferred to the Sale Companies pursuant to the Reorganization constitute all of the assets currently required to conduct the Business in substantially the same manner and to the extent presently conducted, other than (i) as disclosed in Schedule 4.20 and (ii) the assets and services that are to be provided to the Company pursuant to any Ancillary Agreements (including, for the avoidance of doubt, the Transition Services Agreement). Assuming the receipt of the consents set forth in Schedule 4.5, there exists no condition, restriction or reservation affecting the title to or utility of the Purchased Assets or Assumed Liabilities which would prevent the Company and the Sale Companies from utilizing the Purchased Assets and the Sale Companies’ assets or enforcing the rights under the Assumed Liabilities, or any part thereof, immediately following the Closing, to the same extent that the Relevant Lear Companies and the Sale Companies might continue to do so if the sale and transfer contemplated hereby did not take place. All tooling included in the Purchased Assets is properly identified in all material respects in the books and records of the Relevant Lear Companies and the Sale Companies.
     4.21 Inventories. The inventory (i) included in the Purchased Assets and (ii) owned by the Relevant Lear Companies (in connection with the Business) and the Sale Companies consists of a quantity and quality usable and salable in the Ordinary Course of Business, is not physically damaged, previously used, obsolete, discontinued or excess, is merchantable and fit for its intended use, subject, in each case, only to the reserve for inventory write-down which, as of the Balance Sheet Date, was fairly presented on the face of the Balance Sheet (rather than in any notes thereto). Except for inventory in-transit, no inventory included in the Purchased

Assets or owned by the Relevant Lear Companies (in connection with the Business) and the Sale Companies is in the possession of a Person other than a Relevant Lear Company or a Sale Company.
     4.22 Customers and Suppliers. Schedule 4.22 sets forth a true, complete and correct list of the Business’s 5 largest customers (“Lear Significant Customers”) and 10 largest suppliers (“Lear Significant Suppliers”) by volume of sales (by dollar volume) and purchases (by dollar volume), respectively, for each of 2005 and the first 10 months of 2006. Except as set forth on Schedule 4.22, since December 31, 2005, no Relevant Lear Company or Sale Company has received any written indication from any Lear Significant Customer or Lear Significant Supplier to the effect that such customer or supplier will stop buying or supplying materials, products or services from or to the Business, which could reasonably be expected to have a Material Adverse Effect.
     4.23 Affiliated Transactions. To the Knowledge of Lear, no director, officer, employee of any Lear Company (or any individual related by blood, marriage or adoption to any such individual or any entity in which any such individual owns any beneficial interest in excess of 10 percent) is a party to any Lear Material Contract or has any interest in any asset or Liability of the Sale Companies, any Purchased Asset or any Assumed Liability.
     4.24 Insurance Policies. Set forth in Schedule 4.24 is a list of all insurance policies in force covering or relating to the properties, operations or personnel of the Business and the Sale Companies. All of such insurance policies are in full force and effect, and no insured is in default in any material respect with respect to any of its obligations under any of such insurance policies.
     4.25 Product Warranties; Product Liability Claims. Set forth on Schedule 4.25 are the standard forms of product warranties and guarantees used by or in the Business and any other product warranties or guarantees given by a Lear Company in connection with the Business that are materially different from such standard forms. Except as specifically described on Schedule 4.25, no product warranty, product liability, product recall or similar claims have been made against or with respect to the Business since the Balance Sheet Date except for routine claims. No Person (including, but not limited to, Governmental Authorities of any kind) has asserted in writing any claim against a Lear Company or the Business under any Law relating to unfair competition, false advertising or other similar claims arising out of product warranties, guarantees, specifications, manuals or brochures or other advertising materials used by or in the conduct of the Business. No product produced or sold by the Business in the past three years has been the subject or source of a product recall.
     4.26 Finders’ Fees. Except as disclosed in Schedule 4.26, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Lear Company who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement.
     4.27 Full Disclosure. No representation or warranty of Lear herein and no statement, information or certificate furnished or to be furnished by a Lear Company pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to Lear as of the date hereof and the Closing Date as set forth below.
     5.1 Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. IACNA is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of the Company and IACNA has all necessary power and all material governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as now conducted. IACNA was formed on November 14, 2006 and the Company was formed on November 17, 2006. At all times since its formation through consummation of the transactions contemplated hereunder, the Company and IACNA have not had and will not have any assets or liabilities (other than its rights and obligations under this Agreement, nominal expenses related to their organization and assets acquired and Liabilities incurred in contemplation of the transactions contemplated hereby) and have not and will not conduct any business of any nature.
     5.2 Corporate Authorization; Enforceability. The execution, delivery and performance by the Company and IACNA of this Agreement and each of the Ancillary Agreements to which it or IACNA will be a party at the Closing are, and will be at the Closing, within its corporate powers and have been duly authorized and no other action on the part of the Company or IACNA, as applicable, is necessary to authorize this Agreement or any of the Ancillary Agreements to which any of them will be a party at the Closing. This Agreement has been, and each of the Ancillary Agreements to which the Company and IACNA will be a party at the Closing will have been, duly executed and delivered by the Company and IACNA, as applicable. Assuming the due execution and delivery of this Agreement and each of the Ancillary Agreements to which the Company or IACNA will be a party at the Closing by Lear, its affiliates and the Sale Companies, this Agreement constitutes, and each Ancillary Agreement to which the Company or IACNA will be a party at the Closing will constitute at the Closing, valid and binding agreements of the Company or IACNA, enforceable against them in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
     5.3 Capitalization. (a) The authorized capital stock of IACNA consists of 1,500,000,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock and 500,000,000 shares are designated as preferred stock. Except as contemplated in the LLC Agreement and except for the Common Stock Warrant referred to therein, there are no shares of IACNA common stock and no subscriptions, options, warrants or other rights (contingent or otherwise) to purchase or otherwise acquire shares of IACNA common stock or other securities of IACNA authorized, issued or outstanding, nor is IACNA obligated in any other manner to issue shares of IACNA common stock, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or assets. IACNA is the sole and exclusive shareholder and beneficial equity owner of the Company. Except for the LLC Agreement and the Registration Rights Agreement, there are no voting trusts or other agreements or understandings to which IACNA is a party or by which IACNA is bound with respect to the voting, transfer or other disposition of shares of capital stock. The common stock of the Company to be issued to IACNA will, when issued, be duly and validly authorized and issued, fully paid and non-assessable. IACNA has not violated any applicable Laws in connection with the offer, sale or issuance of any of its capital stock.
     (b) The authorized capital stock of the Company consists of 100 shares of common stock. Except as contemplated in the LLC Agreement, there are no shares of Company common stock and no subscriptions, options, warrants or other rights (contingent or otherwise) to purchase or otherwise acquire shares of Company common stock or other securities of the Company authorized, issued or outstanding, nor is the Company obligated in any other manner to issue shares of Company common stock, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or assets. IACNA is the sole and exclusive shareholder and beneficial equity owner of the Company. Except for the LLC Agreement and the Registration Rights Agreement, there are no voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of shares of capital stock. The common stock of the Company to be issued to IACNA will, when issued, be duly and validly authorized and issued, fully paid and non-assessable. The Company has not violated any applicable Laws in connection with the offer, sale or issuance of any of its capital stock.
     5.4 Non-Contravention; Consents. The execution, delivery and performance by the Company and IACNA of this Agreement and of each Ancillary Agreement to which it will be a party at the Closing do not and will not at the Closing (a) violate the certificate of formation or operating agreement (or equivalent documents) of the Company or IACNA, (b) violate in any material respect any applicable Law or Order, (c) except as set forth in Section 3.1(a), require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person, (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of IACNA or the Company or to a loss of any benefit to which it is otherwise entitled, (e) result in the creation or imposition of any material Lien on any of its assets, except, in the case of clause (c) above, for any such filings, Permits, consents, approvals or notices, the failure to obtain or make would not be material to the Business.
     5.5 Litigation. There is no action, suit, investigation, arbitration or administrative or other proceeding before any court or arbitrator or any Governmental Authority pending or, to the Knowledge of the Company, threatened (i) against or affecting the Company or IACNA or (ii) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and/or the Ancillary Agreements. There are no outstanding Orders (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against the Company or IACNA.
     5.6 Compliance with Laws. The Company and IACNA are not, and have never been, in violation of any applicable Law or Order that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company or IACNA.
     5.7 Finders’ Fees. Except as set forth on Schedule 5.7, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or IACNA who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement.
     5.8 Full Disclosure. No representation or warranty of the Company or IACNA herein and no statement, information or certificate furnished or to be furnished by or on behalf the

Company or IACNA pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.
ARTICLE VI
COVENANTS
     6.1 Conduct of Business. During the period from the date of this Agreement to the Closing Date, Lear will, and will cause the other Lear Companies to, conduct the Business in the Ordinary Course of Business, except as otherwise expressly contemplated by this Agreement or as set forth in Schedule 6.1. Without limiting the generality or effect of the foregoing, except as otherwise expressly contemplated by this Agreement or as set forth in Schedule 6.1, prior to the Closing Date Lear will, and will cause each other Lear Company to, in connection with the operation of the Business:
          (i) Use its commercially reasonable efforts to keep the Business intact and not take any action or do anything other than in the Ordinary Course of Business as presently conducted, and use its commercially reasonable efforts to keep intact, to preserve and maintain the goodwill associated with the Business and the material trading relationships of the Business (including with customers, suppliers and distributors);
          (ii) Continue existing practices relating to maintenance of the Purchased Assets and the other assets of the Business;
          (iii) Not (A) sell, lease or dispose of, or enter into any lease, agreement or other Contract for the purchase, sale, lease or disposition of, or subject to a Lien (other than a Permitted Lien), any material asset that would be, but for such transaction, an asset of the Business other than in the Ordinary Course of Business or (B) sell or dispose of a capital asset having an individual fair market value of more than $1,000,000 other than in the Ordinary Course of Business;
          (iv) Not waive any material rights related to the Business or any rights that constitute Purchased Assets or forgive or cancel any Indebtedness owing to a Lear Company in connection with the Business or constituting a Purchased Asset, in any case other than in the Ordinary Course of Business;
          (v) Not incur any Indebtedness or guarantee any debt or other liability of any other Person that would constitute an Assumed Liability or a Liability of a Sale Company (other than a Retained Sale Company Liability);
          (vi) Not increase the compensation, including bonuses and incentive compensation, payable or to become payable to any Employee whose annual base compensation exceeds $150,000 except as required under a Contract listed in Schedule 6.1(vi) and except in the Ordinary Course of Business;
          (vii) Not enter into any employment Contract in respect of a Employee entitled to a base salary of $150,000 or more per annum;

          (viii) Not adopt or enter into or vary any Benefit Plan or the material policies thereunder, except as required by Law or the terms of the Benefit Plan as in effect on the date hereof;
          (ix) Not make any material changes to the accounting policies or procedures applicable in respect of the Business or the Sale Companies except as may be required by GAAP;
          (x) Not settle any material litigation to which the Business or a Lear Company (in connection with the Business) is a party;
          (xi) Not enter into or amend (other than in the Ordinary Course of Business) any Contract of a type described in Section 4.10; and
          (xii) Not enter into any Contract or take any other action that would be inconsistent with any of the foregoing.
     6.2 Conduct of the Company. During the period from the date of this Agreement to the Closing Date, except as may be required in connection with the consummation of the transactions contemplated hereby, neither the Company nor IACNA will acquire any asset, enter any Contract, incur any liability of any nature, or modify or amend or become obligated in any manner with respect to any shares of capital stock or other equity securities or the capital structure of the Company or IACNA. In addition, during such period, the Company will give Lear prior written notice of the submission of any bid or other proposal by or on behalf of the Company or IACNA to acquire by stock purchase, asset purchase or otherwise any Person.
     6.3 Conduct of the Sale Companies. During the period from the date of this Agreement to the Closing Date, except as contemplated by Section 6.21 or except as otherwise undertaken in the Ordinary Course of Business in the conduct of the Business after the Reorganization, Lear will not permit a Sale Company to acquire any asset, enter any Contract, incur any liability of any nature, or modify or amend or become obligated in any manner with respect to any shares of capital stock or other equity securities or the capital structure of such Sale Company.
     6.4 Investigation. (a) Prior to the Closing, upon reasonable notice from the Company to Lear given in accordance with this Agreement, Lear will, and will cause the other Lear Companies to, afford to the officers, attorneys, accountants or other authorized representatives of the Company reasonable access during normal business hours to the facilities, assets and the books and records of the Business and the Lear Companies so as to afford the Company a reasonable opportunity to make such review, examination and investigation of the Business as it may reasonably desire to make; provided, however, that no Lear Company shall be required to violate any obligation of confidentiality to which it is subject or to waive any privilege which it may possess in discharging its obligations pursuant to this Section 6.4(a). The Company agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Business. Notwithstanding the foregoing, nothing in this Section 6.4(a) shall permit the Company to conduct any soil, groundwater or other environmental sampling without Lear’s prior written consent. The Company will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. The Company will not contact any employee of the Business or the Lear Companies without previously consulting with an authorized representative of Lear. Prior to the Closing, Lear will furnish to the Company, or cause to be furnished to the Company, such financial and operating data and other information pertaining to the Business as the Company may reasonably request.
          (b) Prior to the Closing, upon reasonable notice from Lear to the Company given in accordance with this Agreement, the Company will afford to the officers, attorneys, accountants or other authorized representatives of Lear reasonable access during normal business hours to the facilities, assets and the books and records of the Company and IACNA so as to afford Lear a reasonable opportunity to make, at its cost and expense, such review, examination and investigation of the Company and IACNA as it may reasonably desire to make. Lear will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. Prior to the Closing, the Company and IACNA will furnish to Lear such financial data and other information pertaining to the Company and IACNA as Lear may reasonably request.
          (c) The parties agree that any exchange of information prior to the Closing shall be in compliance with all Antitrust Laws. The parties agree to ensure that information that its officers or other authorized representatives acquire, or to which they have access, is not used prior to the Closing in connection with any other activities that the respective party may have in the same (or related) market as the other party.
     6.5 Reasonable Best Efforts. (a) The parties will cooperate and use their respective reasonable best efforts to satisfy the conditions to Closing contained in this Agreement and to take, or cause to be taken, all appropriate actions, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including their respective reasonable best efforts to obtain, as soon as reasonably practicable after the date hereof, all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts as are necessary to consummate the transactions contemplated by the Agreement and to fulfill the conditions to the sale contemplated hereby; provided, however, that no party shall have any obligation to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person in order to obtain any such consents, approvals or waivers. The parties will cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority with respect to any such filing or any such transaction. Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, and economists or other agents engaged by such outside counsel, and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.
          (b) Each of the parties shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any Antitrust Laws. In connection therewith, if any legal proceedings are instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement is in violation of any Antitrust Law, each of the parties shall cooperate and use its commercially reasonable efforts to contest and resist any such legal proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, the Company and Lear decide that litigation is not in their respective best interests. Each of the parties shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under any applicable Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, the Company and Lear agree to, and to cause their Affiliates and representatives to, use commercially reasonable efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible.
          (c) Each of the Company and Lear will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Each of the Company and Lear will (i) promptly (but not later than the close of business on the twentieth (20th) day after the date hereof) submit the required Notification and Report Form under the Hart-Scott-Rodino Act and all other filings required in connection with obtaining applicable approvals under Antitrust Law, (ii) promptly notify the other party of any written communication to that party from any Governmental Authority located in the U.S. and, to the extent practicable, outside of the U.S. and, subject to applicable Law, if practicable, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other party’s reasonable comments, (iii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and (iv) to the extent reasonably practicable, furnish the other party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective officers, directors, employees, agents, representatives, consultants, financial advisors, attorneys, accountants and other agents on one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.
          (d) Notwithstanding the foregoing provisions of this Section 6.5 or any other provisions of this Agreement, in no event shall any party be required to agree to any of the following actions: (i) any material prohibition of or material limitation on the ownership or operation of any material portion of its or one of its Affiliate’s business or assets other than the

Business, (ii) any requirement that it or one of its Affiliates divest, hold separate or otherwise dispose of any material portion of its or its Affiliate’s business or assets other than as related to the Business, (iii) any material limitation on its ability to acquire or hold, or exercise full rights of ownership of the material portion of the Sale Companies or the Business, or (iv) any other limitation on its or one of its Affiliate’s ability to effectively control its business or operations other than the Business.
          (e) The Company will pay any filing fees incurred in connection with the regulatory approvals contemplated by Section 3.1(a), provided, however, that if this Agreement is terminated other than as a result of a breach by the Company of any provision of this Agreement, Lear will promptly reimburse the Company for 25% of any filing fees so incurred. Except as provided by the foregoing sentence, the parties will pay or cause to be paid all of their own fees and expenses contemplated by this Section 6.5, including but not limited to the fees and expenses of any broker, finder, financial advisor, legal advisor or similar person engaged by such party.
          (f) Lear will cause the other Relevant Lear Companies to perform this Agreement.
     6.6 Injunctions. Without limiting the generality or effect of any provision of Article III, if any Governmental Authority having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.
     6.7 Press Releases. Except for the press release in substantially the form previously agreed to by representatives of Lear and the Company, prior to, on and for one year following the Closing, no party will issue or cause the publication of any press release or similar public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Lear or the Company (as the case may be), which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law or the rules of any national stock exchange applicable to it or its Affiliates, in which event the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.
     6.8 Post-Closing Notifications. The Company and Lear will, and each will cause its respective Affiliates to, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any antitrust, trade competition, investment, control or other Law of any Governmental Authority having jurisdiction over the Business or the transactions contemplated hereby.
     6.9 Access. (a) On the Closing Date, or as soon thereafter as practicable, and in no event later than 90 calendar days after the Closing Date, Lear will deliver or cause to be delivered to the Company (or as it shall direct) all original agreements, documents, books, records and files relating to the Business or the Sale Companies (collectively, “Records”) in the possession of Lear or any of its Affiliates to the extent not in the possession of the Company or the Sale Companies, except for the Excluded Records.

          (b) After the Closing, upon reasonable notice, each party hereto will give, or cause to be given, to the representatives, employees, counsel and accountants of the other parties hereto reasonable access, during normal business hours, to Records and other books, records, documents and data relating to the Business or the Sale Companies with respect to periods prior to or including the Closing Date and will permit such Persons to examine and copy such Records and other data to the extent reasonably requested by the other party in connection with (i) tax and financial reporting matters, audits, legal proceedings, governmental investigations and other business purposes, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) compliance with any applicable Law, (v) any actual or threatened action or proceeding and (vi) the verification of the Purchased Assets and Assumed Liabilities; provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any Contract to which it is a party or to which it or any of its assets is subject or grant access to any of its proprietary, confidential or classified information or information that is privileged or similarly protected from disclosure. The parties hereto will, and will cause their respective Affiliates to, cooperate with each other in the conduct of any tax audit, claim for refund of taxes or similar proceedings involving or otherwise relating to the Business (or the income therefrom or assets thereof) with respect to any Tax as may be necessary to carry out the intent of Section 6.14 (Tax Matters).
     6.10 Certain Contracts. (a) Notwithstanding anything to the contrary in this Agreement, in the event that an assignment or purported assignment to the Company of any Contract or Permit, or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of other parties thereto constituted or would constitute a breach thereof or would not result in the Company receiving upon and after the Closing all of the rights of the applicable Lear Company or the Business thereunder, then, in each such case, the applicable Lear Company will be deemed not to have Transferred, and will not be obligated to Transfer, to the Company any direct or indirect right, title or interest in or to any such Contract without first having obtained all necessary consents and waivers. The applicable Lear Company will use commercially reasonable efforts to obtain such consents and waivers as may be necessary to cure such potential breach or violation or result in the Company receiving such rights; provided, however, that no Lear Company shall have an obligation to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person in order to obtain any such consents, approvals or waivers.
          (b) To the extent that the consents and waivers referred to in the immediately preceding paragraph are not obtained, or until the breaches or violations referred to in the immediately preceding paragraph are resolved, the applicable Lear Company will use commercially reasonable efforts to (i) provide to the Company, at its request, the benefits of any such Contract, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Company, and (iii) enforce, at the request, and for the account of the Company, any rights of the applicable Lear Company arising from any such Contract against the other party or parties to such Contract (including the right to elect to terminate in accordance with the terms thereof upon the direction of the Company). Notwithstanding any provision to the contrary contained herein, if the Company requests the benefits of any such Contract and to the extent such benefits are provided to the Company, the Company will perform or pay for the benefit of the other party or parties thereto the obligations of the applicable Lear Company under or in connection with any such Contract and will indemnify and hold Lear and its Affiliates harmless from any Damages relating to, resulting from or arising out of the performance by the applicable Lear Company or the Company or any failure by the applicable Lear Company or the Company to so perform or pay.
     6.11 No Solicitation; Acquisition Proposals. (a) At all times prior to the Closing, Lear will not, and will cause the other Lear Companies and its and their respective affiliates, officers, directors, employees, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by any of the Lear Companies) not to initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action intended to or which could reasonably be expected to lead to an Acquisition Proposal, or enter into or maintain or continue discussions or negotiations with any person in furtherance of, furnish any information to any other person with respect to, or approve, agree to, endorse or recommend, any Acquisition Proposal.
          (b) For the purposes of this Agreement, “Acquisition Proposal” means an inquiry, offer, proposal or other indication of interest regarding an ISD Sale. “ISD Sale” means the sale of all or a material portion of the Business other than as contemplated hereby, whether in the context of a sale of the Business alone or otherwise, but excluding a Lear Change in Control Transaction. A “Lear Change in Control Transaction” means a change in control transaction involving Lear (including any tender or exchange offer, or the execution of any acquisition agreement involving more than thirty percent (30%) of the outstanding common stock of Lear or all or substantially all of the assets of Lear and its subsidiaries, taken as a whole).
          (c) Lear will immediately terminate, and will cause the other Lear Companies and its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys and other representatives, to immediately terminate all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to the possibility of, an Acquisition Proposal.
     6.12 Collection of Payments. Following the Closing Date, subject to Section 2.5(h), (a) Lear will, and will cause its Affiliates to, promptly, forward to the Company any payments received by Lear or its Affiliates with respect to the Business that are Purchased Assets or assets of a Sale Company, and any checks, drafts or other instruments payable to Lear or any of its Affiliates with respect to the Business will, when so delivered, bear all endorsements required to effectuate the transfer of the same to the Company, (b) Lear will, and will cause its Affiliates to, promptly forward to the Company (or as it directs) any mail or other communications received by Lear or its Affiliates relating to the Business, (c) the Company will, and will cause its Affiliates to, promptly forward to Lear any payments received by the Company or its Affiliates with respect to any of Lear’s operations or business that are Excluded Assets, and any checks, drafts or other instruments payable to Lear or any of its Affiliates shall, when so delivered, bear all endorsements required to effect the transfer of the same to Lear, and (d) the Company will, and will cause its Affiliates to, promptly forward to Lear (or as it directs) any mail or other communications received by the Company or any of its Affiliates relating to any of Lear’s operations or business other than the Business. The Company and Lear will deliver a statement in respect of any collections received on behalf of the other.
     6.13 Financial Statements. Prior to the Closing, Lear shall deliver to the Company within fifteen (15) days after the end of each calendar month an unaudited balance sheet and related unaudited consolidated statement of income for the Business for the month then ended, which financial statements shall be deemed to be included within the definition of “Financial Statements” for purposes of Section 6.7.

     6.14 Tax Matters.
          (a) Tax Returns.
          (i) Lear shall prepare and file, or cause to be prepared and filed, all of the Sale Companies’ Income Tax Returns for all taxable years or periods ending on or before the Closing Date (to the extent each of the Sale Companies has not already done so). Lear shall pay or cause to be paid any Income Taxes shown as due thereon. Lear shall prepare, or cause to be prepared, such Income Tax Returns using accounting methods and other practices that are consistent with those used by Lear with respect to the Sale Companies in its prior Income Tax Returns, except as required by applicable law. Lear shall deliver, or cause to be delivered to the Company, a draft of each of the Income Tax Returns for each of the Sale Companies not less than ninety (90) days prior to the due date for filing such Income Tax Returns (including extensions) in the United States, and not less than thirty (30) days prior to the due date for filing such Income Tax Returns in foreign jurisdictions, and the Company shall provide Lear with comments on, and proposed changes to, such Income Tax Returns not later than sixty (60) days prior to such due date in the United States, and not less than twenty (20) days prior to the due date for filing such Income Tax Returns in the foreign jurisdictions. If any aspect of such Income Tax Returns remains in dispute within thirty (30) days prior to the due date for filing such Income Tax Returns in the United States, and within ten (10) days prior to the due date for filing such Income Tax Return in a foreign jurisdiction, the matter in dispute shall be submitted to the Accounting Firm for resolution. The decision of the Accounting Firm shall be final and binding on the parties, and the Company shall bear 100% of the Accounting Firm’s fees and expenses for such resolution.
          (ii) The Company shall prepare and file, or cause to be prepared and filed, all of the Sale Companies’ Income Tax Returns for all taxable years or periods ending after the Closing Date, and the Company shall pay, or cause to be paid, all Income Taxes shown as due thereon; provided, that with respect to any Straddle Period, the Company shall be entitled to reimbursement and indemnification as set forth in this Agreement.
          (iii) The Company shall prepare and timely file, or cause to be prepared and timely filed, all Income Tax Returns of each of the Sale Companies that are due with respect to any Straddle Period. The Company shall pay or cause to be paid all Income Taxes imposed on any of the Sale Companies shown as due and owing on such Income Tax Returns, subject to reimbursement and indemnification by Lear pursuant to this Agreement. The Company shall prepare, or cause to be prepared, such Income Tax Returns using accounting methods and other practices that are consistent with those used by each of the Sale Companies in its prior Income Tax Returns, except as required by applicable law. The Company shall deliver, or cause to be delivered, a draft of each of the Income Tax Returns for each of the Sale Companies to Lear not less than ninety (90) days prior to the due date for filing such Income Tax Returns (including extensions) in the United States, and not less than thirty (30) days prior to the due dates for filing such Income Tax Returns in foreign jurisdictions, and Lear shall provide the Company with comments on, and proposed changes to, such Income Tax Returns not later than sixty (60) days prior to such due date in the United States and not less than twenty (20) days prior to the due dates for filing such Income Tax Returns in foreign jurisdictions. If any aspect of such Income Tax Returns remains in dispute within thirty (30) days prior to the due date for filing such Income Tax Returns in the United States, and within ten (10) days prior to the due date for filing such Income Tax Return in a foreign jurisdiction, the matter in dispute shall be submitted to the Accounting Firm for resolution. The decision of the Accounting Firm shall be final and binding on the parties, and the Company shall bear 100% of the Accounting Firm’s fees and expenses for such resolution.
          (b) Apportionment of Income Taxes. For purposes of this Agreement, the portion of Income Tax of any of the Sale Companies that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) shall be apportioned between the period of the Straddle Period that begins before the Closing Date and extends through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section. With respect to any Straddle Period, the Company and Lear shall, to the extent permitted by Law, elect to treat the Closing Date as the last day of the taxable year or period of each of the Sale Companies and shall apportion any Income Taxes arising out of or relating to a Straddle Period to the Pre-Closing Straddle Period under the “closing-the-books” method as described in Treasury Regulation Section 1.1502-76(b)(2)(i) (or any similar provision of state, local or foreign Law). In any case where applicable Law does not permit any of the Sale Companies to treat the Closing Date as the last day of the taxable year or period, any Income Taxes arising out of or relating to a Straddle Period will be apportioned to the Pre-Closing Straddle Period based on a closing of the books of the relevant Sale Company; provided, however, that (i) exemptions, allowances, deductions or credits that are calculated on an annualized basis (including depreciation, amortization and depletion deductions) shall be apportioned on a daily pro rata basis, (ii) solely for purposes of determining the marginal tax rate applicable to income during such period in a jurisdiction in which such tax rate depends upon the level of income, annualized income shall be taken into account, and (iii) any net operating loss or credit carryforwards shall be used first against income or Tax arising in the Pre-Closing Straddle Period.
          (c) Indemnification by Lear. Lear shall indemnify and hold harmless the Company and the Sale Companies for, and shall pay to the Company the monetary value of, (i) all Income Taxes (or the nonpayment thereof) of any of the Sale Companies for any Pre-Closing Tax Period and any Pre-Closing Straddle Period; (ii) all Income Taxes of any member of an affiliated, combined or unitary group of which any of the Sale Companies is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law; (iii) any and all Income Taxes of any Person (other than any of the Sale Companies) imposed on the Sale Companies as a transferee or successor, by contract or pursuant to any Law, which Income Taxes relate to an event or transaction occurring on or before the Closing Date; (iv) any adverse consequences arising, directly or indirectly, from or in connection with any proceedings, claims, demands or assessments incidental to any of the matters set forth herein; and (v) any Taxes imposed by a Canadian Tax authority on any Lear Company party to a Reorganization transaction and payable by such Lear Company for any period ended prior to or including the date(s) of the Reorganization transaction if such Tax or an amount on account of such Tax is assessed against or otherwise becomes payable by such Sale Company as a transferee of assets of such Lear Company, other than Transfer Taxes provided for in Section 6.14(g). In furtherance of the above, Lear’s obligations hereunder shall be reduced by any Lear Company payments required to be paid to the Mexican Subsidiaries under Mexican law to reimburse the Mexican Subsidiaries for their share of Income Taxes for the period prior to the Closing (the “Mexican Tax Reimbursement”).

          (d) Indemnification by the Company. The Company shall indemnify and hold harmless Lear and its Affiliates for any Taxes arising out of or relating to any breach of the Company’s covenants contained herein.
          (e) Tax Sharing Agreements and Tax Elections. Lear shall cause the Sale Companies to terminate as of the Closing Date any Income Tax sharing, Income Tax indemnity or Income Tax allocation agreement between any of the Sale Companies and any other party. Lear shall not, without the prior written consent of the Company (which consent may not be unreasonably withheld), make or revoke, or cause or permit to be made or revoked, any Tax election pertaining to the Sale Companies. Notwithstanding the above, Lear shall be entitled to cause each of the Mexican Subsidiaries to make an election under Treasury Regulation section 301.7701-3 (a “Check the Box Election”) to be disregarded, and the Company agrees that none of the Canadian Subsidiaries shall make a Check the Box Election for (or which may otherwise affect) a period prior to the Closing.
          (f) Tax Records. Lear shall make available to the Company such records as the Company may require for the preparation of any Tax Return and such records as the Company may require for the defense of any proceeding, claim, demand or assessment concerning such Tax Return. The Company shall make available to Lear such records as the Lear may require for the preparation of any Tax Return and such records as Lear may require for the defense of any proceeding, claim, demand or assessment concerning any such Tax Return. At or prior to Closing, Lear agrees to provide copies of any Check the Box Elections with respect to the Sale Companies and approvals thereof, if received.
          (g) Transfer Taxes. All transfer, documentary, sales, non-refundable goods and services, non-refundable value-added, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) imposed on the Company or a Lear Company in connection with or in contemplation of this Agreement (“Transfer Taxes”) shall be borne and paid three-fourths (3/4) by the Company and one-fourth (1/4) by Lear; provided, however, to the extent the Transfer Taxes exceed $750,000, any Transfer Taxes above $750,000 shall be borne and paid by Lear. The Company and Lear shall cooperate in filing, or causing to be filed, at the Company’s expense all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and all such Transfer Taxes shall be paid by the Company and Lear in accordance with the terms of this Section 6.14(g) when due.
          (h) Costs of Transferring Tax Incentives. All costs and expenses imposed on the Company or a Lear Company in connection with this Agreement as a result of transferring or obtaining the benefits associated with (i) currently active Tax abatements, incentives or similar special Tax benefit programs (collectively, “Tax Incentives”) (ii) currently negotiated or pending Tax Incentives, or (iii) currently concluded Tax Incentives shall be borne and paid as follows: (A) in the case of Tax Incentives that will provide benefits to the Company after the Closing, such costs and expenses shall be borne three-fourths (3/4) by the Company and one-fourth (1/4) by Lear; and (B) in the case of all other Tax Incentives, such costs and expenses shall be borne by Lear. The Company and Lear shall cooperate in filing, or causing to be filed, at the Company’s expense all appropriate filings and other documentation required in connection with the transfer of the Tax Incentives.
          (i) Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on any of the Sale Companies, the Company and the Sale Companies, on the one hand, and Lear, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. To the extent permitted by applicable Law, the parties shall take consistent positions with respect to all Tax matters.
          (j) Certain Controversies. If any Taxing Authority issues to any Sale Company (i) a written notice of its intent to audit, examine or conduct another proceeding with respect to Taxes or Tax Returns of any of the Sale Companies for periods ending prior to the Closing Date or (ii) a written notice of deficiency, a written notice of reassessment, a written proposed adjustment, a written assertion of claim or written demand concerning Taxes or Tax Returns of any of the Sale Companies for periods beginning on or prior to the Closing Date, the Company or the relevant Sale Company shall notify Lear of their receipt of such communication from the Taxing Authority within ten (10) Business Days after receiving such written notice. No failure or delay of the Company or the relevant Sale Company in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of Lear pursuant to this Agreement, except to the extent that such failure or delay shall preclude Lear from defending against any liability or claim for Taxes that Lear is obligated to pay hereunder. The Company shall not allow any of the Sale Companies to settle or otherwise resolve any such deficiency, reassessment, adjustment or assertion of claim or demand without the prior written approval of Lear, which consent shall not be unreasonably withheld or delayed. Lear shall have the right to represent the interests of the Sale Companies before the relevant Taxing Authority with respect to any inquiry, proceeding, claim, demand or assessment or other similar event relating to a taxable period that begins before and ends on or before the Closing Date (a “Pre-Closing Period Tax Matter”), and Lear shall have the right to control the defense, compromise or other resolution of any such Pre-Closing Period Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Pre-Closing Period Tax Matter. Lear shall not enter into any settlement of or otherwise compromise any such Pre-Closing Period Tax Matter to the extent that it adversely affects the Tax liability of the Company without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. Lear shall have the right to represent the interests of the Sale Companies before the relevant Taxing Authority with respect to any inquiry, proceeding, claim, demand or assessment or other similar event relating to a taxable period that begins before but does not end on or before the Closing Date to the extent such inquiry, proceeding, claim, demand or assessment or other similar event could give rise to a liability for which Lear could be liable under this Agreement (a “Straddle Period Tax Matter”), and Lear shall have the right to control the defense, compromise or other resolution of any such Straddle Period Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Straddle Period Tax Matter. The Company shall have the right (but not the duty) to participate in the defense of such Straddle Period Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Lear, and Lear shall not enter into any settlement of or otherwise compromise any such Straddle Period Tax Matter to the extent that it adversely affects the Tax liability of the Company without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed.
          (k) Maintenance of Tax Incentives. The Company, its Affiliates and the Sale Companies shall use commercially reasonable efforts to continue to pursue, maintain, document, and otherwise comply with the terms of all currently active, pending or concluded Tax Incentives with respect to the Business, including permitting the continuance of the filing against the Company or its Affiliates of a financing statement by the City of Iowa City with respect to certain equipment located at the Iowa City plant through June 30, 2008; provided, however, the above shall not restrict the Company’s ability to make business decisions with respect to the ownership, disposition or operation of any aspect of the Business. Lear agrees to satisfy any claims for Tax benefits associated with Tax Incentives received by a Lear Company with respect to a period on or before the Closing Date. If the Company is unwilling or unable to continue to pursue, maintain, or otherwise comply with the terms of any currently active, pending or concluded Tax Incentives relating to the plants or operations in Iowa City, Iowa or Wauseon, Ohio (a “Non-Compliance Event”), the Company agrees to provide Lear with advance notice of not less than 60 days of an event which will trigger a Non-Compliance Event and agrees to cooperate in good faith with Lear and to include Lear in any negotiations with governmental authorities regarding the scope of any clawbacks or loss of refund attributable to a Non-Compliance Event, including allowing Lear to initiate discussions with the governmental authorities regarding the same.
          (l) Tax Refunds. All Tax refunds (whether in the form of a direct payment or an offset or credit to Taxes payable taking into account the Mexican Tax Reimbursement) plus interest thereon, for Taxes of any Sale Company for any period ending on or before the Closing Date (or portions thereof) shall be the property of Lear and such refunds, plus any interest earned in connection with the refund shall be paid to Lear by the Company promptly upon receipt (or in the case of offsets or credits, promptly upon the use of such offsets or credits to reduce Taxes otherwise payable). The Company shall cooperate (and cause the Sale Companies to cooperate) with Lear to obtain any refunds (including filing amended returns) that are the property of Lear.
          (m) NOL Carrybacks. To the extent permitted by applicable law, the Sale Companies shall not carryback any net operating losses or other Tax attributes to any period ending on or before the Closing Date and the Company and the Sale Companies shall make all necessary elections, and cause their Affiliates, to make all necessary elections to not carryback net operating losses or other Tax attributes to any period ending on or before the Closing Date. If any Sale Company is required to carryback a net operating loss or other Tax attribute to a period ending on or before the Closing Date, the Company shall indemnify and hold Lear and its Affiliates harmless from any adverse Tax consequences resulting from such carryback (including any adverse consequences resulting from disallowance of the item being carried back).
          (n) No Section 338 Election. The Company covenants and agrees that it shall not (and shall not allow any Sale Company to) make an election under Code Section 338 with respect to the acquisition of any of the Sale Companies or enter into agreement or take any action or consummate any transaction (including, without limitation, having any Sale Company sell its assets or declare or pay a dividend) if such election, action or transaction could increase Lear or any of its Affiliate’s Tax Liabilities or decrease Lear or any of its Affiliate’s Tax attributes for any period ending on or before the Closing Date.
          (o) Survival. Notwithstanding anything to the contrary in Article VIII, the parties’ obligations in this Section 6.14 shall survive until the applicable statute of limitations plus 30 days (including extensions).
     6.15 Use of Supplies and Materials Bearing Tradename.

          (a) Following the Closing, the Company and/or Sale Companies may have in inventory a quantity of preprinted stationery, invoices, receipts, forms, advertising and promotional materials, training and source literature, packaging materials, labels and other supplies which bear the Retained Names.
          (b) Lear is not conveying ownership rights or granting the Company or any of its Affiliates a license to use any of the Retained Names, except as set forth in the Intellectual Property Transfer and License Agreement. In the event there are any inconsistencies between this Section 6.15 and the Intellectual Property Transfer and License Agreement, the terms and provisions of the Intellectual Property Transfer and License Agreement shall govern. The Company will, and will cause the Sale Companies to (i) cease use of packaging, advertising, sales and promotional materials bearing any of the Retained Names, and (ii) cease using or displaying the Retained Names upon the earlier of (A) the date all inventory, warehoused stock and finished product held by the Sale Companies or the Company as of the Closing has been depleted and (B) the date falling six months after the Closing Date; provided, that the Company and the Sale Companies comply with all Laws in any use of such materials. From and after such date, the Company shall not, and shall not allow the Sale Companies to, sell any such inventory or use any such materials for any purpose and shall destroy any such remaining materials. The Company shall, and shall cause the Sale Companies to, cease using the Retained Names on buildings, vehicles, signs and other fixed assets of the Business as soon as reasonably possible following the Closing Date and, in any event, within a period not to exceed four (4) months after the Closing Date. The Company agrees to indemnify and hold each Lear Indemnified Party harmless from any Damages relating to, resulting from or arising out of use by the Company or its Subsidiaries of supplies and materials bearing any Retained Name, and the Company agrees to indemnify and hold each Lear Indemnified Party harmless from any Damages relating to, resulting from or arising out of the use by the Company or its Subsidiaries of supplies and materials bearing a Retained Name, except in each case to the extent Lear is obligated to indemnify a Company Indemnified Party with respect thereto.
          (c) The Company acknowledges that a violation of this Section 6.15 may cause Lear and its Affiliates irreparable harm which may not be adequately compensated for by money damages. The Company therefore agrees that in the event of any such actual or threatened violation of this Section 6.15, Lear and any of its Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against the Company or any of its Subsidiaries to prevent any violations of this Section 6.15, without the necessity of posting a bond.
     6.16 Further Assurances. From time to time, as and when requested by either party hereto, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, as the requesting party may reasonably deem necessary or desirable to make effective the transactions contemplated by this Agreement, including executing and delivering such other instruments of conveyance and transfer as the Company may reasonably request to more effectively convey and transfer to, and vest in, the Company or the Sale Companies and put the Company or the Sale Companies in possession of, any of the Purchased Assets.
     6.17 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than each party’s counsel, accountants, financial advisors or lenders). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed transactions contemplated by this Agreement; provided, however, that after the Closing, the Company may use or disclose any confidential information reasonably related to the Business; provided, further, that to the extent that a Person receiving confidential information hereunder may become required by law or regulation to disclose any of such confidential information, such Person (a) may only disclose such information if it will first have used commercially reasonable efforts to, and, if practicable, will have afforded the other party the opportunity to, obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed and (b) if such protective order or other remedy is not obtained, or the other party waives such Person’s compliance with the provisions of this Section 6.17, it will only furnish that portion of the confidential information which is legally required to be so disclosed. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information (i) which is or becomes generally available to the public other than as a result of a disclosure by the party receiving the confidential information, (ii) that was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party or (iii) becomes available to the receiving party from a Person other than the disclosing party or its Affiliates who is not, to the receiving party’s knowledge, subject to any legally binding obligation to keep such information confidential.
     6.18 Other Real Estate Matters. Prior to the Closing, the Company and Lear will negotiate in good faith mutually acceptable leases on commercially reasonable terms consistent with the terms set forth on the attached Exhibit A for the lease facilities located in Dearborn, Michigan and Rochester Hills, Michigan relating to the management and operational support personnel, including commercial and purchasing organizations associated with the Business.
     6.19 Change of Corporate Name. The Company acknowledges and agrees that all of the rights (and the rights of any of its Subsidiaries, including the Sale Companies) in and to, and ownership of, the Retained Names shall belong to Lear and its Affiliates. From and after the Closing, the Company and its Subsidiaries shall be prohibited from using any Retained Name, except to the extent expressly set forth in this Agreement or the Intellectual Property License Agreement.
     6.20 Certain Agreements of IACNA, WL Ross and Franklin.
          (a) Each of IACNA, WL Ross and Franklin hereby covenants and agrees that, subject to the satisfaction or waiver of the Company’s conditions precedent set forth in Section 3.1, at Closing it or one or more of its Affiliates shall (i) enter into each Ancillary Agreement to which it is a party, (ii) make the capital contribution required of it under the LLC Agreement, (iii) subject to the next sentence, make its Affiliate Loan to the Company, and (iv) make its escrow deposit as contemplated by Section 2.4 of the LLC Agreement. WL Ross and Franklin’s obligation to make or cause their Affiliates to make their respective Affiliate Loans will be reduced pro rata to the extent the Company obtains debt financing, funded at the Closing, from a third party on substantially the same or more favorable terms as those set forth in the Promissory Notes.
          (b) Each of IACNA, WL Ross and Franklin hereby covenants and agrees to cause (or to cause its Affiliates to cause) the Company to perform every covenant in this Agreement to be performed by the

Company prior to Closing. IACNA covenants and agrees to cause the capital contributions required under Section 2.2 of the LLC Agreement to be contributed to the Company. IACNA hereby guarantees the full and timely performance of the Company’s obligations set forth in Sections 6.14, 8.2 and 8.3.
          (c) Each of IACNA, WL Ross and Franklin, severally and not jointly, represents and warrants to Lear, with respect to itself only, that (i) it has full capacity, power, and authority to enter into this Agreement and to carry out its obligations set forth in this Section 6.20, (ii) the provisions of this Section 6.20 are binding upon it and enforceable against it in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, (iii) no consents or approvals (which have not been obtained) are required from any governmental authority or other person for it to enter into this Agreement, and (iv) its execution and delivery of this Agreement, and the performance of the obligations contemplated hereby, do not conflict with or contravene the provisions of its charter documents, any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.
     6.21 Restructuring. Prior to the Closing, Lear shall cause the Lear Companies to consummate the transactions contemplated by Exhibit H (the “Reorganization”). Lear agrees not to take or to permit any Lear Company to take any action inconsistent with Exhibit H without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. Lear will cause the Reorganization to be consummated so as to ensure that, as of the Closing: (a) the assets owned by the Current Subsidiaries that are used primarily in the Business are vested in the Sale Companies free and clear of Liens other than Permitted Liens and (b) without limiting Section 2.3(b), the Liabilities of the Sale Companies will not include any Retained Sale Company Liabilities. Lear will consult with the Company on a regular basis with respect to the specific terms and sequencing of the Reorganization and will provide the Company with an opportunity to review and comment on all documentation and governmental filings or notices before they are implemented. Lear shall indemnify and hold harmless the Sale Companies for all Damages arising out of non-compliance by a Sale Company with applicable Canadian bulk sales legislation in connection with the Reorganization, provided that this indemnity shall not, without limiting Section 6.14(c), apply to Damages related to the Liabilities referred to in Section 2.3(b)(i) – (iv), which Liabilities shall be retained by the Sale Company from and after Closing.
     6.22 Reimbursement for Sale Companies’ Assets. Lear shall deliver to the Company, no later than 60 days after the Closing Date, Lear’s calculation of the Sale Companies Adjustment. If the Company does not provide a notice of dispute to Lear with respect to Lear’s calculation of the Sale Companies Adjustment within 30 days after Lear’s delivery of the calculation, the Sale Companies Adjustment provided by Lear shall be deemed the finally determined Sale Companies Adjustment. Any resolution of the Sale Companies Adjustment shall be subject to the procedures relating to access to information and dispute resolution set forth in Section 2.5. If the amount of the Sale Companies Adjustment is a positive number, the Company shall pay to the applicable Stock Seller(s) promptly after the final determination of the Sale Companies Adjustment an amount equal to the amount by which the Sale Companies Adjustment exceeds $0. If the amount of the Sale Companies Adjustment is a negative number, Lear shall cause the applicable Stock Sellers to pay to the Company promptly after the final determination of the Sale Companies Adjustment an amount equal to the amount by which the Sale Companies Adjustment is less than $0. Lear and the Company shall cause any inter-

company payables between a Sale Company and Lear or any of Lear’s Subsidiaries outstanding at Closing (other than inter-company trade accounts payable) to be paid in full no later than the date on which the payment set forth above is made with respect to the Sale Companies Adjustment.
ARTICLE VII
EMPLOYMENT MATTERS; EMPLOYEE BENEFITS
     7.1 Employee Benefit Plans.
          (a) Schedule 7.1(a) hereto lists all material Benefit Plans in effect as of the date hereof including, without limitation, all pension, profit-sharing, savings and thrift, bonus, incentive or deferred compensation, severance pay and medical and life insurance plans in which any current or former Employees participate (collectively, “Employee Benefit Plans”).
          (b) Lear has provided or made available to the Company: (i) a complete copy of each written Employee Benefit Plan and a description of any unwritten Employee Benefit Plan, each as in effect on the date hereof; (ii) a copy of each trust agreement or other funding vehicle with respect to each such plan; (iii) a copy of the most recently received determination letter, if any, and any and all currently effective rulings or notices issued by a governmental or regulatory authority, with respect to each such plan; (iv) a copy of the Form 5500 Annual Report (or similar governmental report applicable outside of the United States), if any, for each of the two most recent plan years for each such plan; and (vi) the most recent summary plan description, if any, with respect to each such plan (excluding for purposes of this subsection (b) any documents not available to Lear relating to any “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA and any Canadian multiemployer plan to which a Lear Company is contributing on behalf of non-U.S. Employees).
          (c) Each U.S. Employee Benefit Plan (other than a multiemployer plan) has been operated and administered in material compliance with its terms and all applicable requirements of ERISA and the Code and with any applicable reporting and disclosure requirements, including but not limited to the requirement of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.
          (d) Each Employee Benefit Plan (other than a multiemployer plan) which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified and has either received a favorable determination letter from the Internal Revenue Service that such plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code and neither Lear nor any Lear Company is aware of any facts or circumstances that would jeopardize the qualification of such plan or the tax exempt status of any related trust maintained by any Lear Company or an ERISA Affiliate intended to be exempt from U.S. federal income taxation under Section 501 of the Code, or the qualified or registered status of any Benefit Plan or trust maintained outside the United States.
          (e) Except as set forth on Schedule 7.1(e), no U.S. Employee Benefit Plan (other than a multiemployer plan) which is a defined benefit plan or is subject to Title IV of ERISA or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing Date.

          (f) Except as otherwise set forth on Schedule 7.1(f), none of the Employee Benefit Plans provides or obligates any Lear Company or its Subsidiaries to provide any Employee (or any dependent thereof) any life insurance or medical or health or any other welfare benefits after their termination of employment with a Lear Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law, and except as otherwise set forth on Schedule 7.1(f), neither the Company nor any Subsidiary has at any time made a promise or guarantee, or any expression that could be construed as such a promise or guarantee, to any Employee that any such retiree benefit is or will be provided for the life of the retiree, spouse or dependent or on a permanent, “lifetime” or vested basis.
          (g) Except as set forth on Schedule 7.1(g), neither Lear nor any of its Subsidiaries is required with respect to the Business to contribute to, or during the five-year period ending on the Closing Date will have been required to contribute to, any “multiemployer plan”, as such term is defined in Section 4001(a)(3) of ERISA, and neither Lear nor any of its Subsidiaries is subject to any withdrawal or partial withdrawal liability within the contemplation of Section 4201 of ERISA with respect to the Business and will not become subject thereto as a result of the transactions contemplated by this Agreement. To the Knowledge of Lear, no U.S. multiemployer plan is insolvent or is in reorganization status under ERISA Section 4241. Except as set forth on Schedule 7.1(g), neither Lear nor any of its Subsidiaries is required with respect to Employees to contribute to any Canadian multiemployer plan. Except as set forth on Schedule 7.1(g), neither Lear nor any of its Subsidiaries is required with respect to Employees to contribute to any Canadian multi-employer plan, and, to the Knowledge of Lear, the only obligation to or in respect of any Canadian Benefit Plan that is a multi-employer plan is to make the required contributions to such plan in the amounts and in the manner set forth in the applicable collective bargaining agreements.
          (h) Except as otherwise set forth on Schedule 7.1(h) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from Lear or any of its Subsidiaries under any Employee Benefit Plan, (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.
          (i) Except as otherwise set forth on Schedule 7.1(i) hereto or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Employee Benefit Plan which is not a U.S. Company Employee Benefit Plan and is not a multiemployer plan (a “Foreign Company Plan”) has been maintained in all material respects in accordance with its terms and with all material legal requirements applicable thereto and is funded and/or book reserved for in accordance with applicable laws. With respect to any non-U.S. multiemployer plan Lear or its Affiliate has made all required contributions when due.
          (j) Subject to any applicable collective bargaining agreement and any non-U.S. law to the contrary and except for any Canadian pension Employee Benefit Plan or multiemployer plan, or as may be disclosed on Schedule 7.1(j), Lear and, where applicable, each Lear Company has the right to amend or terminate its participation with respect to, and sponsorship of, each Employee Benefit Plan.
     7.2 Employment Offers. Prior to the Closing Date, the Company will offer employment to all current Employees of the Asset Sellers (including such Employees on short-term disability,

conditioned upon their acceptance of the Company’s employment offer by the earlier of the expiration of the period of short-term disability or the date on which they are no longer disabled, and excluding Employees on long-term disability), such employment to be effective as of 12:01 a.m. on the Closing Date. With respect to bargaining unit Employees of the Asset Sellers, the terms of their employment will be subject to the Company’s ability to negotiate or implement new or modified wages, hours and other terms and conditions of employment with the appropriate authorized collective bargaining representative at each such acquired location. Until such time as new or modified wages, hours and terms and conditions are negotiated or implemented, such bargaining unit employees will continue to work under the existing wages, hours and other terms and conditions of employment set forth in the existing collective bargaining agreement at each such acquired location. With respect to the non-bargaining unit Employees, the offer of employment or the continued employment of Transferred Employees will be in the same or a comparable position with wages, compensation and benefits (excluding any benefits under a defined benefit plan or any retiree medical or life insurance program) that are not, in the aggregate, materially less favorable to the Employee than those in place immediately prior to Closing, as determined by the Company, with such wages, compensation and benefits, except with respect to defined benefit pension plans and post-retirement benefits, being maintained for a minimum period of three months after the Closing Date. Those Employees accepting such offers of employment by the Company will be deemed “Hired Employees”. Within 10 days after the Closing Date, the Company will give Lear a list of all Hired Employees.
     7.3 Termination of Participation. Except as provided in Sections 7.4 and 7.5 hereof, as of the Closing Date, Lear shall cause the Sale Companies to cease participating in each Employee Benefit Plan and the active participation in each Employee Benefit Plan of Transferred Employees shall cease as of the Closing Date, and no additional benefits shall be accrued thereunder for such Transferred Employees.
     7.4 Pension Plans. Lear and its Affiliates shall retain (a) all assets and liabilities accrued through the Closing Date under the Employee Benefit Plans in which Employees in the United States (“U.S. Company Employees”) participate (“U.S. Employee Benefit Plans”) that are pension plans intending to be qualified under Code Section 401(a), and shall make all contributions required to be made under the terms of each such plan for periods ending on or before the Closing Date, and (b) all liabilities under any supplemental or other non-qualified retirement or pension plan maintained for the benefit of U.S. Company Employees. Each Hired Employee’s accrued benefit and account balance under U.S. Employee Benefit Plan shall be 100% vested as of the Closing Date. Lear and its Affiliates shall (i) retain all assets and liabilities accrued through the Closing Date with respect to Employees of the Canadian Holding Company and Canadian Subsidiaries under the Employee Benefit Plans that are defined benefit or defined contribution pension plans, excluding any Canadian multiemployer plan, (ii) make all contributions required to be made under the terms of each defined benefit or defined contribution plan (or, with respect to any Canadian multiemployer plan, under the terms of the applicable collective bargaining agreement) with respect to which Employees of the Canadian Holding Company or Canadian Subsidiaries participate for periods ending on or before the Closing Date, and (iii) retain all liabilities under any supplemental pension plan maintained for the benefit of Employees of the Canadian Holding Company and Canadian Subsidiaries.
     7.5 Welfare Plans. Lear shall retain all assets relating to the Employee Benefit Plans in which Employees participate that are welfare benefit plans and shall be liable for and shall hold the Company and its Subsidiaries harmless from and against all claims for the benefits described below by participants of such plans which are incurred prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits; (ii) health, dental, and/or prescription drug benefits, upon provision of such services, materials or supplies; (iii) long-term disability benefits, as of the date of the event giving rise to the long-term disability benefit by Lear’s insurance carrier; and (iv) workers’ compensation claims, upon the event giving rise to the claim.
     Lear shall be liable for and shall hold the Company and its Subsidiaries harmless from and against any retiree welfare benefits to be provided to retirees of any Lear Company and its Subsidiaries who have actually retired prior to the Closing Date, under any U.S. Employee Benefit Plan. In addition, Lear shall remain liable for payment of amounts credited as of the Closing Date to the MSP notational account for Mendon Employees covered by the collective bargaining agreement with the UAW, such payments being due if a union employee leaves employment with Company and its Subsidiaries or Lear and its Subsidiaries after attaining 10 years of service and 55 years of age.
     7.6 Assistance with Welfare Benefit Plan Transition. From the date of signing this Agreement until the Closing Date, Lear and its Affiliates agree to work with the Company to enable the Company or its Affiliates to establish welfare benefit plans mirroring the Lear plans that will cover eligible Hired Employees and Transferred Employees and their eligible dependents, so that on the Closing Date said individuals may obtain coverage under the Company’s or its Affiliates’ mirror plans. Lear agrees to use its reasonable best efforts to obtain from its welfare benefits providers comparable terms and conditions for the Company for the remainder of 2007. Lear shall provide transition services to the Company with respect to the administration of the Company’s or its Affiliates’ mirror plan on the terms and conditions set forth in the Transition Services Agreement. In establishing its Flexible Spending Account Plan for the Hired Employees, the Company agrees to credit each Hired Employee with the notational amount of that Employee’s health care reimbursement account and/or dependent care reimbursement account balance as of the Closing Date to the extent reflected on the Balance Sheet as of the Closing Date. After the end of the 2007 plan year, Lear and the Company shall reconcile the amounts that each withheld from pay and paid out under the Flexible Spending Account Plan and determine if either party is entitled to reimbursement from the other.
     7.7 Company’s Obligations.
          (a) Except as may be required by non-U.S. law with respect to non-U.S. bargaining unit Employees of the Sale Companies, the Company (i) expressly declines and refuses to assume or adopt any collective bargaining agreement or other agreement, letter, memorandum, past practice or understanding with any collective bargaining representative or labor organization at any acquired location, and (ii) retains all of its rights and obligations as a successor employer to the Lear Companies in connection with the Business, including to bargain in good faith with the authorized collective bargaining representative at each acquired location to seek to establish new or modified collective bargaining agreements, as well as other agreements, letters, memoranda, or understandings.
          (b) Except as may be required by non-U.S. law with respect to non-U.S. bargaining unit Employees of the Sale Companies, from and after the Closing Date, and notwithstanding any other provision of this Agreement, the management and direction of the Company’s and its subsidiaries’ workforce and business, and the terms and conditions thereof, including all wage and salary programs (including bonuses, and incentive compensation), medical and other benefit programs, other compensation and benefit programs and the establishment of procedures, policies and protocols for hiring, disciplining and firing employees and setting general employee standards, shall be determined by the Board of Directors of the Company (as delegated to the officers of the Company and its subsidiaries).
          (c) To the extent the Company is required by any non-U.S. law to pay notice, severance or other separation benefits or damages to an Employee of a Sale Company who as of the Closing Date is on long-term disability (including employees who have exhausted short-term disability benefits, but have not been medically cleared to return to work), Lear shall reimburse the Company for the cost of any such notice, severance or separation benefits or damages; provided, however, that (i) the Company shall use commercially reasonable efforts to mitigate any such damages (it being agreed that the Company shall have no obligation to return such Employees to work); (ii) should the Company return any such Employee to work, Lear shall have no reimbursement obligation with respect to any such Employee following such Employee’s return to work, and (iii) the Company shall tender the defense of any claim for damages by such an Employee to Lear and shall not settle any such claim without Lear’s prior written consent. For the avoidance of doubt, this subsection (c) does not apply with respect to any Employee who as of the Closing Date is on short-term disability.
          (d) Subject to the provisions of Section 7.2 of this Agreement and this Section 7.7, the Company agrees to give Hired Employees and Transferred Employees service credit for all periods of employment with Lear or its Affiliates prior to the Closing Date for all purposes (other than for pension benefit accruals) under any plan adopted or maintained by the Company or any of its Subsidiaries in which Employees participate. The Company agrees to waive any limitations regarding pre-existing conditions, and to give full credit for any co-payments made and deductibles fully or partially satisfied prior to the Closing with respect to any welfare or other employee benefit plans maintained by the Company or any of its Subsidiaries in which Employees participate after the Closing.
          (e) Effective as of the Closing Date, the Company shall have in effect a defined contribution plan that is intended to be qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code with terms and conditions no less favorable than those in Lear’s Savings Plan in which U.S. Company Employees shall be eligible to participate; provided, however, that the terms and conditions of participation and benefits under such plan with respect to bargaining employees shall be established pursuant to Section 7.2. The Company’s Savings Plan shall accept direct rollovers with respect to U.S. Company Employees who have had a severance of employment with Lear and elect to receive a distribution from a Lear Savings Plan. From the date of this Agreement until the Closing Date, Lear and its Affiliates agree to work with the Company to enable the Company and its Affiliates, and the Company agrees, to establish or to cause its Affiliates to establish, effective as of the Closing Date, one or more registered defined contribution pension plans (and, to the extent required by applicable non-U.S. law, associated funding vehicles) to provide benefits to salaried and hourly Canadian Transferred Employees who immediately prior to Closing are actively participating in registered Canadian pension plans sponsored by Lear and its Affiliates and to register such plans and funding vehicles with each appropriate Governmental Entity (subject, where applicable with respect to bargaining Employees at the Maple location, to the terms and conditions set forth in the collective bargaining agreement with UNITE HERE Ontario Council Local 1813). The contribution rates under such plans to be established shall be at the discretion of the Company, but in no event shall such contribution rates be so low as to cause Lear or its Affiliates to have a “wind-up” with respect to its registered pension plans.

          (f) The Company shall be liable for and shall hold Lear and its Affiliates harmless from and against any and all Assumed Employee Liabilities with respect to or arising out of: (i) Employees’ employee benefits, including, without limitation, Assumed Employee Liabilities, arising from or with respect to, the Company’s employee benefit plans; and (ii) the employment of Hired Employees by the Company or the employment of Transferred Employees by the Sale Companies from and after the Closing.
          (g) The Lear Companies will take no action, or enter into any transaction, whatsoever contrary to, or otherwise inconsistent with, the provisions of this Section 7.7.
          (h) If, as of the Closing Date, an Employee was not actively at work, or was at work on other than a full-time basis, in either case, due to an injury for which the employee was receiving benefits under the workers’ compensation law, or was working in accordance with a return to work program in any applicable collective bargaining agreement, the Company agrees that at the time an Employee is found by a third-party, which is independent of Lear or its Subsidiaries, to be able to return to work, it will offer employment to such Employee.
     7.8 Plant Closing Laws. The Company shall be responsible for providing any notice required, pursuant to the United States Federal Worker Adjustment and Retraining Notification Act of 1988, any successor United States federal law, and any applicable plant closing notification law with respect to a mass layoff or plant closing relating to the Business that occurs after the Closing Date,
     7.9 Accrued Vacation. Subject to the requirements of relevant state labor laws, the Company will permit Hired Employees, during the vacation accrual year containing the Closing Date, to take accrued, but unused as of the Closing Date, vacation days with pay in accordance with the applicable policies of Lear and its Subsidiaries as in effect as of the Closing Date. Lear shall reimburse the Company for the cost of any such vacation days to the extent they were earned prior to the date that is 12 months prior to the Closing Date.
     7.10 Miscellaneous. Lear and the Company agree to furnish each other with such information concerning Employees and Benefit Plans, and to take all such other reasonable action, as is necessary and appropriate to effect the transactions contemplated by this Article VII, in each case to the extent permitted under applicable law, the Relevant Lear Companies hereby agree to use their commercially reasonable best efforts to assist the Company in making offers and hiring any of the Employees, including providing the Company with access to such Employees and their work and personnel and related files, such access to files to be consistent with applicable law, during a reasonable period of time prior to the Closing Date. Neither Lear nor any of the Relevant Lear Companies shall take any action that would impede, hinder, interfere or otherwise compete with Company’s effort to hire any Employees.
     7.11 Equity Incentives. IACNA and the Company agree that each offer of employment to a management Employee shall (1) be conditioned on such Employee signing a waiver and termination of rights under Lear’s equity incentive plans with respect to all unvested equity interests as of the Closing Date and (2) provide for an equity grant from IACNA or the Company to such Employee of substantially equivalent value to the unvested equity interests in Lear with respect to which such Employee is forfeiting his or her rights (treating the Closing Date as a pro rata vesting date with respect to restricted stock units).

ARTICLE VIII
SURVIVAL; INDEMNIFICATION
     The provisions of this Article VIII on indemnification shall collectively apply to indemnification due pursuant to this Agreement.
     8.1 Survival. Except in the event of a fraudulent or intentional breach of a representation or warranty, the representations and warranties of the parties contained in this Agreement will not survive the Closing; provided that the representation and warranty of Lear in Section 4.9 shall survive for a period of eighteen (18) months following the Closing Date. All covenants and agreements of the parties contained in this Agreement will survive the Closing in accordance with their terms.
     8.2 Indemnification. (a) The Company will indemnify, defend and hold harmless Lear and its Affiliates, and their respective officers, directors, employees, affiliates, stockholders and agents, and the successors to the foregoing (and their respective officers, directors, employees, affiliates, stockholders and agents) (each, a “Lear Indemnified Party”), against any and all liabilities, damages and losses and all costs or expenses, including reasonable attorneys’ fees and expenses (“Damages”), incurred or suffered as a result of or arising out of (i) any intentional or fraudulent breach by it of any representation or warranty made by it in this Agreement, (ii) any breach by it of any covenant or agreement made or to be performed by it pursuant to this Agreement, (iii) the Assumed Liabilities; and (iv) the ownership and operation of the Purchased Assets after the Closing and the ownership of the Holding Company Shares after the Closing.
          (b) Lear will indemnify, defend and hold harmless the Company and its Affiliates, their officers, directors, employees, affiliates, stockholders and agents, and the successors to the foregoing (and their respective officers, directors, employees, affiliates, stockholders and agents) (each, a “Company Indemnified Party”) against Damages incurred or suffered as a result of or arising out of (i) any intentional or fraudulent breach of any representation or warranty made by it in this Agreement, (ii) any breach of any covenant or agreement made or to be performed by it pursuant to this Agreement, (iii) any breach of the representation and warranty of Lear contained in Section 4.9, and (iv) any Retained Liabilities. Notwithstanding anything to the contrary in this Agreement, any indemnification obligations of Lear as a result of or arising out of a breach of Section 4.9 shall terminate on the date that is eighteen (18) months after the Closing Date; provided, that if a Company Indemnified Party delivers to Lear before the date that is eighteen (18) months after Closing Date a claim for indemnification for which the Company Indemnified Party reasonably expects to incur Damages pursuant to Section 4.9, then the indemnification obligations for such Damages shall survive until, but only for purposes of, the resolution of the matter covered by such claim.
     8.3 Procedures. (a) If any Person who or which is entitled to seek indemnification under Section 8.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any Third-Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 days after receipt of such written notice of such Third-Party Claim. Such notice by the Indemnified Party will describe the Third-Party Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnified Party. The

Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any Third-Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (reasonably satisfactory to the Indemnified Party), and the Indemnified Party will cooperate in good faith in such defense; provided, however, that the Company will be entitled to control the handling of any proceeding, claim, demand or assessments based on a claim for Taxes arising out of or relating to any taxable year or period of any of the Sale Companies ending after the Closing Date.
          (b) If, within ten days after giving notice of a Third-Party Claim to an Indemnifying Party pursuant to Section 8.3(a), an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third-Party Claim as provided in the last sentence of Section 8.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof provided, that if there exists a conflict of interest (including the availability of one or more legal defenses to the Indemnified Party which are not available to the Indemnifying Party) that would make it inappropriate in the reasonable judgment of the Indemnified Party (upon and in conformity with advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party will be entitled to retain one counsel reasonably acceptable to the Indemnifying Party, at the expense of the Indemnifying Party; and provided further, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten days after receiving written notice from the Indemnified Party, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third-Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties. If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim will not exceed the amount of such settlement offer. The Indemnified Party will provide the Indemnifying Party with reasonable access during normal business hours to books, records and employees of the Indemnified Party necessary in connection with the Indemnifying Party’s defense of any Third-Party Claim which is the subject of a claim for indemnification by an Indemnified Party hereunder.
          (c) Any claim by an Indemnified Party on account of Damages which does not result from a Third-Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount of Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of ten days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such ten day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
          (d) A failure to give timely notice or to include any specified information in any notice as provided in Section 8.3(a), (b) or (c) will not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.
          (e) Notwithstanding anything to the contrary in this Agreement, in no event shall any party who is entitled to indemnification under this Article VIII have the right to set off amounts owed (or asserted to be owed) to such party under this Article VIII and any and all such set off rights that may exist under common law, by statute or otherwise are hereby unconditionally waived. Upon payment in full of any Direct Claim for indemnification pursuant to this Article VIII or the payment of any judgment or settlement with respect to a Third-Party Claim, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any Person with respect to the subject matter of such Direct Claim or Third-Party Claim.
          (f) Each of the parties acknowledges and agrees that such party entered into each of the Transaction Documents to which it is a party based solely on the representations and warranties set forth therein, and such party is not relying on any other information (oral or written) provided by one party to the other, including business plans and forecasts. As part of the bargained-for consideration among the parties in respect of the transactions contemplated by the Transaction Documents, following the Closing, the rights and remedies of the parties in the Transaction Documents constitute the sole and exclusive rights and remedies of the parties under the Transaction Documents in respect of the transactions contemplated hereby, all other rights and remedies being hereby irrevocably waived, except for claims based on common law fraud.
     8.4 Treatment of Indemnification Payments. Any amount paid by Lear or the Company under Sections 6.14, 6.22 and 8.2 shall for Income Tax Purposes be treated as an adjustment to the purchase price and shall be allocated among the Purchased Assets and the Holding Company Shares as provided by Treasury Regulation Section 1.1060-1(c).
ARTICLE IX
MISCELLANEOUS
     9.1 Notices. All notices, requests, claims, demands and other communications to any party hereunder must be in writing (including facsimile transmission, which must be confirmed) and will be given to such party at its address and facsimile number set forth in Schedule 9.1 (as applicable) (which may be changed by such party upon notice in accordance with this Section 9.1). All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication will be deemed not to have been received until the next succeeding Business Day in the place of receipt following the date of receipt.
     9.2 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
          (b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.
     9.3 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided for herein, the parties (including, in the case of Lear, the Sale Companies) will pay or cause to be paid all of their own fees and expenses incident to this Agreement and in preparing to consummate and in consummating the transactions contemplated hereby, including the fees and expenses of any broker, finder, financial advisor, investment banker, legal advisor or similar person engaged by such party.
     9.4 Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Lear may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including any transfer by way of merger or operation of law) other than to an Affiliate (but which assignment will not reduce or eliminate Lear’s obligations or liabilities hereunder) without the prior written consent of the Company. Any assignment in violation of the preceding sentence will be void ab initio. The Company may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including by way of merger or operation of law) other than to an Affiliate (but which assignment will not reduce or eliminate the Company ‘s obligations or liabilities hereunder) without the prior consent of Lear.
     9.5 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.
     9.6 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the Laws that might otherwise govern under principles of conflict of laws thereof.
     9.7 Public Announcements. From the date hereof until the Closing Date, the Company and Lear will consult with each other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby.
     9.8 Dispute Escalation and Binding Arbitration; Jurisdiction. (a) In the event of any dispute, controversy or claim of any kind or nature arising under or in connection with this Agreement (including disputes as to the creation, validity, interpretation, breach or termination of this Agreement) (a “Dispute”), then upon the written request of either party, each of the parties will appoint a designated senior business executive whose task it will be to meet for the purpose of endeavoring to resolve the Dispute. The designated executives will meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. Such executives will discuss the Dispute and will negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding relating thereto. The specific format for such discussions will be left to the discretion of the designated executives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. No formal proceedings for the resolution of the Dispute may be commenced until the earlier to occur of (i) a good faith mutual conclusion by the designated executives that amicable resolution through continued negotiation of the matter in issue does not appear likely or (ii) the 30th day after the initial request to negotiate the Dispute.
          (b) Any Dispute, if not resolved informally through negotiation between the parties as contemplated by Section 9.8(a), will be resolved by final and binding arbitration conducted in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then applicable. Three arbitrators will be selected by the parties’ mutual agreement or, failing that, by the AAA, and the arbitrators will allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. The arbitrators will reference the Federal Rules of Civil Procedure then in effect in setting the scope of discovery, except that no requests for admissions will be permitted and interrogatories will be limited to identifying (i) persons with knowledge of relevant facts and (ii) expert witnesses and their opinions and the bases therefore. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof. Any negotiation, mediation or arbitration conducted pursuant to this Section 9.8 will take place in New York, New York. Each party will bear its own costs and expenses with respect to any such negotiation or arbitration, including one-half of the fees and expenses of the arbitrators, if applicable; provided, that if the Closing has occurred, any fees and expenses of the arbitrators, if applicable, shall be borne and paid seventy-five percent (75%) by the Company and twenty-five percent (25%) by Lear. Other than those matters involving injunctive relief or any action necessary to enforce the award of the arbitrators, the parties agree that the provisions of this Section 9.8 are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute. Nothing in this Section 9.8 prevents the Parties from exercising their right to terminate this Agreement in accordance with Section 3.6.
          (c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     9.9 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek enforcement specifically of the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     9.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     9.11 Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

     9.12 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter of this Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof of this Agreement.
     9.13 Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid, illegal or otherwise unenforceable, in whole or in part, the remaining provisions or enforceable parts thereof will not be affected thereby and will be enforced to the fullest extent permitted by Law. In addition, should any provision or any portion thereof ever be adjudicated by a court of competent jurisdiction to exceed the time or other limitation permitted by applicable Law as determined by such court in such action, then such provisions will be decreased, performed to the maximum time or other limitations prescribed by applicable Law, the parties acknowledging their desire that in such event such action be taken.
     9.14 Certain Interpretive Matters. (a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference will be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words, “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. All references to “$” or dollar amounts will be to lawful currency of the United States of America. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Lear has set forth information in the Disclosure Schedule in a section that corresponds to the section of this Agreement to which it relates. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed in the Schedules for every other Section of the Agreement to the extent that it is reasonably apparent that such disclosure was applicable with respect to such other Sections of this Agreement. All references to Laws in this Agreement will include any applicable amendments thereunder. To the extent the term “day” or “days” is used, it will mean calendar days (unless referred to as a “Business Day”). Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected therein. Such additional matters may be set forth for informational purposes, do not necessarily include other matters of a similar nature that are not required to be reflected in the Schedules, and do not establish any standard or definition of materiality. Each party may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any Schedule, in order to add information or correct previously supplied information. No such amendment shall be evidence, in and of itself, that the representations and warranties in the corresponding Section are no longer true and correct in all material respects or give rise to any potential Liability on the part of Lear to the Company Indemnified Parties except to the extent that to the Knowledge of Lear, there was a Liability of the Business or a Lear Company existing as of the date hereof that was required to be disclosed as of the date of this Agreement in a Schedule to this Agreement and was not so disclosed. It is specifically agreed that such Schedules may be amended to add immaterial, as well as material, items thereto. No such supplemental, amended or additional Schedule shall be deemed to cure any breach for purposes of Section 3.1(b) or 3.2(b).
          (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
[SIGNATURE PAGE FOLLOWS]
     IN WITNESS WHEREOF, the parties have duly executed this Asset Purchase Agreement on the date first above written.

LEAR CORPORATION

By: Name:	/s/ Daniel A. Ninivaggi Daniel A. Ninivaggi
Title:	Executive Vice President, Secretary and General Counsel

INTERNATIONAL AUTOMOTIVE COMPONENTS GROUP NORTH AMERICA, INC.

By: Name:	/s/ Stephen J. Toy Stephen J. Toy
Title:	Director & Vice President
THE UNDERSIGNED have executed this Asset Purchase Agreement as of the Effective Date for the sole purpose of agreeing to be bound by the provisions of Section 6.20 and no other provision.
WL ROSS & CO. LLC

By:	/s/ Stephen J. Toy
Name:	Stephen J. Toy
Title:	Managing Director

FRANKLIN MUTUAL ADVISERS, LLC

By:	/s/ Bradley Takahashi
Name:	Bradley Takahashi
Title:	Vice President

INTERNATIONAL AUTOMOTIVE COMPONENTS GROUP NORTH AMERICA, LLC

By:	/s/ Stephen J. Toy
Name:	Stephen J. Toy
Title:	Director & Vice President